Exhibit 10.4
Confidential – Subject to NDA
THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED: [***]

Commitment Agreement

March 23, 2022 (the “Commitment Agreement Date”)

The Prudential Insurance Company of America (the “Insurer”), Peabody Investments Corp. (“Company”), and Fiduciary Counselors Inc., acting solely in its capacity as the independent fiduciary of the Plan (the “Independent Fiduciary”), hereby agree that the Insurer shall provide a nonparticipating single premium group annuity contract (the “Contract”) for the Peabody Investments Corp. Retirement Plan (“Plan”), supported by a commingled separate account and its general account, subject to the terms and conditions of this Commitment Agreement (this “Commitment Agreement”). The Plan Trustee shall be the initial Contract-Holder before a Buy-Out Conversion and, in the event of a Buy-Out Conversion the Company will be the successor Contract-Holder. The Company intends to amend the Plan to provide for a standard termination of the Plan, and in connection with the standard termination, offer certain plan participants and beneficiaries the opportunity to elect to receive Plan benefits in a single lump sum payment. The Contract contemplated by this Commitment Agreement, subsequent to the Buy-Out Conversion, is intended to cover all remaining Plan participants and beneficiaries in connection with an intended completion of a Plan termination. Capitalized terms not defined in paragraphs 1-13 of this Commitment Agreement are defined in paragraph 14 or in a Schedule to this Commitment Agreement.

1.    Closing. The delivery of the Closing Date Transfers (as defined in paragraph 3.a) to the Insurer (the “Closing”) will take place five (5) Business Days following the Commitment Agreement Date if on such date all of the conditions set forth in paragraph 11 have been satisfied or waived (the “Closing Date”). Subject to the Insurer’s receipt of the applicable Closing Date Transfers and any applicable GAC True-Up Premium (as defined in Schedule 8) due to the Insurer in accordance with this Commitment Agreement, the Insurer irrevocably agrees to issue the Contract, as described in paragraph 2, with an effective date that is the Closing Date.

2.    Contract Issuance.

a.    Approvals. After the Closing Date, the Insurer, the Company and the Independent Fiduciary shall each use commercially reasonable efforts to (i) revise the Specimen Contract Form to reflect the revisions that were mutually agreed to by the parties prior to the Commitment Agreement Date and negotiate any additional revisions to the Specimen Contract Form (as so revised, the “Modified Contract Form”) in accordance with paragraph 2.b and (ii) negotiate any revisions to the forms of annuity certificates. To the extent required by applicable law, the Insurer shall submit the Modified

Confidential – Subject to NDA
Contract Form for approval by the applicable state’s insurance commission no later than 20 Business Days after the Insurer, the Company and the Independent Fiduciary have agreed to the final terms of the Modified Contract Form. The Insurer shall submit the forms of annuity certificates for any required approvals by the applicable states’ insurance commissions by the later of (i) 45 Business Days after the Insurer, the Company and the Independent Fiduciary, each acting in good faith, have agreed upon the forms of annuity certificates (which need not include a customized annuity form description) and (ii) the Business Day (A) on which the Insurer shall have received the applicable state’s insurance commission’s approval of the Modified Contract Form or (B) if no such approval is required by applicable law, on which the Insurer, the Company and the Independent Fiduciary, each acting in good faith, have agreed upon the final terms of the Modified Contract Form; provided that, consistent with paragraph 5.c, no regulatory approval with respect to any annuity certificates referenced in this paragraph 2.a shall be required prior to the consummation of a Buy-Out Conversion. In the event that any approval, to the extent required by applicable law, is not granted, or if the Modified Contract Form is disapproved, the Insurer, the Independent Fiduciary and the Company will cooperate in good faith to mutually agree on modifications to the Modified Contract Form to address the requests of the applicable state’s insurance commission, if any, and, to the extent possible, preserve the provisions in the Modified Contract Form.

b.    Modified Contract Form. If, in accordance with paragraph 2.a, the negotiation of the Modified Contract Form and the receipt of any related regulatory approvals for all negotiated changes to the Specimen Contract Form are completed by the date that is at least 10 Business Days prior to the Scheduled GAC Issuance Date, then, subject to the Insurer’s receipt of the Closing Date Transfers and any GAC True-Up Premium due to the Insurer, the Insurer will, on the Scheduled GAC Issuance Date, issue the Contract using the Modified Contract Form in lieu of the Specimen Contract Form, subject to and in accordance with paragraphs 1 and 2. The Insurer and the Company will on the Scheduled GAC Issuance Date amend the Contract to incorporate the data and premium adjustments described in paragraph 3.i and Schedule 8 to reflect any agreed upon changes in the final annuity exhibit, which will be attached to and become part of the Contract. Notwithstanding the foregoing, to the extent that after good faith discussions the Insurer, Independent Fiduciary and the Company are unable to agree on the final terms of the Contract or if the Insurer, using reasonable best efforts, is unable to obtain approval from the applicable state insurance commission prior to the date that is 90 Business Days after the Scheduled GAC Issuance Date, then, subject to the Insurer’s receipt of the Closing Date Transfers on the Closing Date and any GAC True-Up Premium due to the Insurer on the Scheduled GAC Issuance Date, the Insurer will issue the Contract using the Specimen Contract Form (which, for the avoidance of doubt, will be amended to include the Modified Contract Form provisions, which were agreed upon between the parties as of the Commitment Agreement Date, or otherwise agreed after the Commitment Agreement Date, to the extent Insurer is authorized to include such provisions, or such provisions do not require approval, by
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the applicable state insurance commission); provided that, if following the issuance of the Specimen GAC Form in accordance with this sentence, the Insurer and the Company agree on the final terms of the Contract and any applicable approval is obtained from the applicable state insurance commission, then subject to and in accordance with paragraphs 1 and 2, the Insurer will amend and restate the Contract so that its terms are replaced by the Modified Contract Form (or applicable provisions thereof).

c.    Annuity Exhibits and Payments under the Contract. The original annuity exhibits to the Contract will be consistent with the Payees in Tab “In Pay – Refreshed” and “Deferred – Refreshed” of the Base File. The Insurer may exclude any Payee from the annuity exhibit for whom the Insurer has not been provided or otherwise been able to identify each of the following: (1) name, (2) gender, (3) date of birth, (4) social security or federal taxpayer identification number, (5) form of annuity, and (6) monthly benefit amount (“Necessary Data”) Subject to the Insurer’s receipt of the Closing Date Transfers and any GAC True-Up Premium due to the Insurer in accordance with the last sentence of paragraph 1.a, this paragraph 2 and paragraph 3, the Insurer will make payments, (x) prior to the consummation of a Buy-Out Conversion, and subject to any surrender in accordance with the terms of the Contract, to the Contract-Holder, with such payments to be made in accordance with the Contract on and after the Initial Contract Benefit Payment Date and (y) after the consummation of a Buy-Out Conversion, if any, and after receipt of information reasonably required by the Insurer to enable it to make such annuity payments, directly to Payees.

d.    Data. As a condition to the Insurer issuing the Contract, the Company will deliver or cause to be delivered to the Insurer the data necessary for the Insurer to prepare the annuity exhibit to the Contract and the information necessary for the Insurer to draft provisions of the Contract, and to administer the payments thereunder. Regarding proof of age, Insurer reserves the right to request copies of birth certificates or baptismal certificates for selected individuals.

e.    Terms. The terms of the Contract and related forms of annuities shall be consistent with the Insurer’s final proposal dated March 23, 2022 (the “Proposal”), as updated to reflect (i) any modifications contemplated in the Insurer’s Final Annuity Quote Sheet dated March 23, 2022 (the “Final Annuity Quote Sheet”) and (ii) any modifications mutually agreed to among the parties after the Commitment Agreement Date and before the 35th Business Day prior to the Scheduled GAC Issuance Date, or such other date mutually agreed upon by the Company and the Insurer.

3.    Closing Premium.

a.    Premium Payment: Subject to the satisfaction or waiver of the conditions to Closing set forth in paragraph 11, the Independent Fiduciary will direct the Plan Trustee to pay Insurer [***] (the “Premium Amount”) on the Closing Date by:

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i.    assigning, transferring, and delivering via separate transfers to the Insurer, by the Cut-Off Time, all rights, title and interests in and to each Eligible Asset, and
ii.    paying via separate wires to the Insurer an amount in Cash, equal to the excess, if any, of the Premium Amount over the Transferred Asset Valuation.
In addition, so long as the conditions to Closing set forth in paragraph 11 have been satisfied or waived, the Independent Fiduciary will direct the Plan Trustee to pay or cause to be paid to the Insurer the Interim Asset Cash Flows on the Closing Date (such payment, together with the payment of the Premium Amount, the “Closing Date Transfers”). If on or following the Closing Date, the Plan Trust, the Plan, or the Company receives any payments with respect to the Transferred Asset, then the Independent Fiduciary will irrevocably direct the Plan Trustee to promptly pay to the Insurer an amount in Cash equal to such payments; provided, however, that the Plan may retain any payment (or portion thereof) to the extent (i) the payment (or portion thereof) was not reflected in the Transferred Asset Market Value used to determine the Premium Amount and (ii) the payment was made with respect to an accrual period that occurred before the Commitment Agreement Date. In all cases, the Company, the Independent Fiduciary and Insurer will work in good faith to cause any misdirected payments (or the applicable portion thereof) to be made to the correct party.
b.    [***]. [***]
c.    [***]. [***]
d.    [***]. [***]
e.    [***]. [***]
f.    [***]. [***]
g.    [***]. [***]
h.    Available Assets. The Company will cause the Plan Trust to have sufficient Cash or other assets (whether by means of a Cash contribution or otherwise) to enable the Plan Trustee to pay all amounts that it is directed to pay to the Insurer by the Independent Fiduciary pursuant to this Commitment Agreement on the dates provided herein.
i.    Premium Adjustments. The Insurer and the Company will cooperate in good faith so that the Insurer can calculate the GAC True-Up Premium with respect to the Contract in accordance with Schedule 8, subject to the following terms:

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i.    After the Commitment Agreement Date and prior to the Data Notice Date (as defined below), the Company and the Insurer will cooperate in good faith to identify any Data Changes (as defined in Schedule 8). To the extent that the Company discovers or has any Data Changes after the Commitment Agreement Date and prior to the date that is 35 Business Days prior to the Scheduled GAC Issuance Date (the “Data Notice Date”), the Company will provide written notice of such Data Changes as promptly as reasonably practicable to the Insurer. The Insurer will only be responsible for incorporating Data Changes into the calculation of the GAC True-Up Premium that the Insurer has identified or of which the Insurer has been notified by the Company on or prior to the Data Notice Date (the “GAC Issuance Data”). Such incorporation is subject to the Insurer’s and the Company’s agreement on such Data Changes and any limitations on incorporating such Data Changes into the GAC True-Up Premium set forth in Schedule 8.

ii.    The Insurer will deliver to the Company a proposed annuity exhibit utilizing and consistent with the applicable Base File and the GAC Issuance Data. Following such delivery, the Insurer and the Company will cooperate in good faith to resolve any questions or discrepancies and the Insurer will reflect in the annuity exhibit any changes agreed to by the Company and the Insurer. The Insurer may exclude any Payee from the annuity exhibit for whom the Insurer has not been provided or otherwise been able to identify any of the Necessary Data.

iii.    The Insurer will send the calculation of the GAC True-Up Premium to the Company and the Insurer and the Company will cooperate in good faith to resolve any questions or discrepancies prior to the Scheduled GAC Issuance Date. If the Company and the Insurer cannot resolve any dispute with respect to the GAC True-Up Premium on or prior to the Scheduled GAC Issuance Date, then the Insurer’s determination will control for purposes of the GAC True-Up Premium, but the Company may immediately commence an arbitration dispute pursuant to Schedule 9 with respect to the GAC True-Up Premium.

iv.    The GAC True-Up Premium will be paid on the Scheduled GAC Issuance Date as follows: (A) if the GAC True-Up Premium is a positive number, then the Independent Fiduciary will direct the Plan Trustee to (or if the Plan is not in existence as of such date, the Company will) pay to the Insurer an amount, in Cash, equal to such GAC True-Up Premium, plus interest calculated in accordance with paragraph 3.d from the Closing Date through the date of payment, and the Insurer will deposit the Cash into the commingled separate account that supports the Contract and (B) if the GAC True-Up Premium is a negative number, then the Insurer will pay to the Plan Trust (or if the Plan is not in existence as of such date, to the Company) an amount, in Cash, equal to the absolute value of such GAC True-Up Premium plus interest calculated in
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accordance with paragraph 3.d from the Closing Date through the date of payment.

v.    The Company acknowledges and agrees that (i) the Insurer’s pricing assumptions used to develop the Premium Amount and calculate the GAC True-Up Premium constitute confidential trade secrets of the Insurer and (ii) the Insurer shall not be required to provide such pricing assumptions to the Company, the Independent Fiduciary, any arbitrator pursuant to Schedule 9 or any other person or entity.

j.    Post-GAC Issuance True-Up. Schedule 8 provides a description of the methodologies and procedures by which the Insurer will calculate the Post-GAC Issuance True-Up Premium. The Insurer and the Company will cooperate in good faith so that the Insurer can calculate the Post-GAC Issuance True-Up Premium, subject to the following acknowledgements, limitations and conditions:

i.    [***]

ii.    [***]

iii.    [***]

iv.    [***]

k.    [***]

4.    Public Announcements and Other Communications.

a.    Press Releases. The Insurer and the Company (and if referenced in the release, the Independent Fiduciary) shall cooperate in good faith to agree on any press release by any party regarding the transactions contemplated by this Commitment Agreement; provided, however, that (except as provided in the following sentence) no party shall issue a press release or otherwise publicly disclose the transactions contemplated by this Commitment Agreement unless and until each other party, in its reasonable discretion, approves such disclosure in writing. Notwithstanding the foregoing, in the event that a party determines that disclosure is required by law, regulation, court order, or any listing or trading agreement, such party may make such disclosure without approval of the other parties, but shall, to the extent reasonably practicable and permitted by law, notify the other parties prior to making such disclosure, give the other parties an opportunity to comment on such disclosure and consider in good faith incorporating any such comments. Nothing in this paragraph 4.a will prevent the Insurer from (i) communicating with Payees following a Buy-Out Conversion of a Contract covering such Payee, including through communications posted to the Insurer’s website or (ii) discussing or disclosing the transactions contemplated by this
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Commitment Agreement so long as such disclosure does not reference the Plan or the Company’s name, industry, workforce, or other information that could reasonably allow a third party to identify the Company and/or the Plan. The Insurer is permitted to provide the Company’s name and contact details to other potential clients in reference to the Insurer as a Contract provider.

b.    No Insurer Communications. From the Commitment Agreement Date until the consummation of a Buy-Out Conversion and the issuance of any annuity certificate by Insurer to a Payee pursuant to the Contract, other than as provided for in this Commitment Agreement, without the prior written consent of the Company, (i) Insurer will cause the employees of its retirement services business unit not to initiate any contact or communication with any participant or beneficiary of the Plan in connection with any transactions other than those transactions contemplated by this Commitment Agreement and (ii) Insurer will not, and will cause all of its affiliates not to, provide any of their respective insurance agents, wholesalers, retailers or other representatives with any contact information of such participants and beneficiaries of the Plan obtained from the Company or any of its representatives in connection with the transactions contemplated by this Commitment Agreement, except for those representatives of Insurer or any of their respective affiliates who need to know such information for purposes of the transactions contemplated by this Commitment Agreement and agree to comply with the requirements of this Commitment Agreement. However, this paragraph 4.b. will not restrict employees of Insurer’s retirement services business unit from contacting any participant or beneficiary of the Plan in connection with, or to facilitate, Insurer’s performance of its obligations under the Contract, the annuity certificates or this Commitment Agreement. Until the issuance of an annuity certificate by Insurer to a Payee, other than as provided for in this Commitment Agreement, if any participant or beneficiary of the Plan contacts an employee of Insurer’s retirement services business unit, Insurer and the Company will cooperate to coordinate on a response to such participant or beneficiary of the Plan.

c.    SEC Filings. If the Company concludes that disclosure of this Commitment Agreement and/or the Contract is required by the rules of the Securities and Exchange Commission (“SEC”), (i) the Company will use reasonable efforts to obtain confidential treatment of information relating to the pricing of the Contract and such other information as the Company and the Insurer mutually conclude is competitively sensitive from the perspective of the Company or otherwise merits confidential treatment and (ii) the Company will provide the Insurer with a copy of any material correspondence (written or oral) with the SEC regarding any such request for confidential treatment, and the Company and the Insurer will otherwise reasonably cooperate in connection with such request, including by the Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.

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5.    Welcome Kit and Annuity Certificates.

a.    Cooperation. The Insurer, the Company and the Independent Fiduciary will cooperate in good faith to agree on communications to be provided to Certificate Payees (as defined in paragraph 5.c) pursuant to this paragraph 5, if a valid Buy-Out Conversion Notice is delivered to Insurer in accordance with the Contract, including the Welcome Kit, the forms of annuity certificates and the goodbye letter, subject to paragraphs 5.b and 5.c.

b.    Welcome Kit. If a valid Buy-Out Conversion Notice is delivered to Insurer in accordance with the Contract, then, subject to (i) Insurer’s receipt of final census data that is reasonably satisfactory to Insurer and (ii) the satisfaction of each of the conditions to the consummation of such Buy-Out Conversion as set forth in the Contract and (iii) paragraph 5.d, Insurer will mail a welcome kit to each person who will be a Certificate Payee under the Contract if living at the time of the certificate mailing pursuant to paragraph 5.c (the “Welcome Kit”) on or prior to the fifth (5th) Business Day prior to the first annuity payment to each such Certificate Payee following such Buy-Out Conversion in accordance with the terms of the Contract. Insurer will send copies of the Welcome Kit materials to the Company and the Independent Fiduciary as soon as practicable following consummation of a Buy-Out Conversion under the Contract, and Insurer will consider in good faith any comments made by the Company or the Independent Fiduciary on the “Frequently Asked Questions” section of the Welcome Kit on or before the fifth (5th) Business Day after they receive such document from Insurer.

c.    Annuity Certificates. The Insurer will use reasonable best efforts to obtain all regulatory approvals necessary for the issuance of any annuity certificate under the Contract; provided that no regulatory approvals shall be required prior to the commencement of a Buy-Out Conversion under the Contract. The Insurer will mail an annuity certificate to each Payee entitled to an annuity certificate under the terms of the Contract (each, a “Certificate Payee”) no later than the latest of: (1) twenty (20) Business Days following the consummation of a Buy-Out Conversion, (2) sixty (60) days after all required regulatory approvals of the annuity certificates have been obtained, (3) 120 Business Days following the date on which the Welcome Kit is mailed and (4) thirty (30) Business Days after the parties, each acting in good faith, have agreed upon the forms of annuity certificates (which need not include a customized annuity form description). The rights of a Certificate Payee are not conditioned on the issuance of his/her annuity certificate, and any delay in issuing a certificate will not have any effect on the date as of which such Certificate Payee has enforceable rights against the Insurer.

d.    Welcome Kit and Annuity Certificate Delay. If there are any delays in the delivery of the information necessary for Insurer to administer the payments under the Contract pursuant to paragraph 6.b or in the delivery of any information that needs to be
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included within any annuity certificate, Insurer may reasonably delay the mailing of Welcome Kits and annuity certificates.

6.    Administration and Transfer.

a.    Buy-In Period. Insurer will make a bulk payment to the Plan Trust equal to the Aggregate Monthly Payment (as defined in the Contract) with respect to each Payee pursuant to the terms of the Contract at such time (each payment, a “Payment” and collectively the “Payments”) for each month from the Initial Contract Benefit Payment Date to the month (if any) in which a Buy-Out Conversion of all Payees covered by the Contract is consummated (each such month, a “Payment Period”). For each Payment Period, Insurer will make the applicable Payment on or prior to three Business Days prior to the first Business Day of the Payment Period.

b.    Administrative Transition and Cooperation. Following the consummation of a Buy-Out Conversion, the Company will (a) complete or cause to be completed all processes set forth in Schedule 7 and (b) provide or cause to be provided to the Insurer the information needed to administer the payments under the Contract. Following the delivery of a valid Buy-Out Conversion Notice under the Contract, the Company (or its applicable representative or agent acting on its behalf) and the Insurer will use commercially reasonable efforts to take or cause to be taken all actions necessary (including, but not limited to, the delivery of final census data in good order on or prior to March 30, 2022) to coordinate the takeover and operation by the Insurer of all administration responsibilities necessary to effectively provide recordkeeping and administration services, commencing in the first month following the date that is the sixtieth (60th) day following the later of (i) the date on which the Buy-Out Conversion is consummated in accordance with the Contract and (ii) receipt by Insurer of final census data in good order that is reasonably satisfactory to Insurer with respect to each applicable Payee. Following the delivery of a valid Buy-Out Conversion Notice under the Contract, the Company agrees to cooperate with Insurer in the takeover of such recordkeeping and administration services, including, but not limited to, providing, or ensuring that any third-party service provider acting at the direction, and on behalf, of the Company and/or the Plan, provides the Insurer with information or records relating to Plan benefits, the Payees and such Payees’ addresses, bank and income tax withholding elections in its possession. Prior to and following the consummation of a Buy-Out Conversion under the Contract, the Company will make subject matter experts available to promptly address any questions the Insurer may have regarding the benefit provisions, including but not limited to forms of annuity, eligibility conditions, administrative practices and calculation methodology. Following the consummation of a Buy-Out Conversion under the Contract, the Company acknowledges that, in connection with making payments to Payees under the Contract, the Insurer is relying on the income tax withholding election information with respect to the Payees that is provided to the Insurer by the Company, or by its

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applicable representative or agent acting at the direction, and on behalf, of the Company and/or the Plan.

c.    Insurer Call Center and Company Call Center. In the event of a Buy-Out Conversion under the Contract, the Insurer will maintain, at its cost and expense, a toll-free phone number and/or a website (the “Insurer Call Center”) which will be available from the fifth (5th) Business Day prior to the first monthly payment under the Contract directly to Payees following a Buy-Out Conversion, and will be available for Payees to contact the Insurer with questions related to the Contract and the annuity certificates related thereto.  The Company will maintain for a period of two years following the Buy-Out Conversion of the Contract (if any), at its cost and expense, a point of contact (the “Company Call Center”) to which the Insurer may refer Payees who pose questions related to their applicable Plan benefits. In the event that a Payee contacts the Company with questions related to the Contract or annuity certificates that have been subject to a Plan Conversion under the Contract, the Company may refer such Payees to the Insurance Call Center. In the event that a Payee contacts the Insurer with questions related to the Payee’s applicable Plan benefits, the Insurer may refer the Payee to the Company Call Center.

7.    Insurer Representations and Warranties. The Insurer hereby represents and warrants to the Company and the Independent Fiduciary as of the Commitment Agreement Date, as of the Closing Date, and, except as otherwise disclosed by Prudential in writing to the Company and the Independent Fiduciary on or prior to such date, as of the Buy-Out Conversion Notice Date, that:

a.    Due Organization, Good Standing and Corporate Power. The Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Ancillary Agreements makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. The Insurer has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Ancillary Agreements and to consummate the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement and the Ancillary Agreements.

b.    Compliance with Laws. The business of insurance conducted by the Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of the Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement, except as, in either case, would not reasonably be expected to have,
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individually or in the aggregate, a material adverse effect on the ability of the Insurer to perform its obligations under this Commitment Agreement.

c.    Relationship to the Plan. The Insurer is not (1) a trustee of the Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (2) a plan administrator (within the meaning of ERISA § 3(16)(A) and Code § 414(g)) with respect to the Plan or (3) an employer any of whose employees are covered by the Plan. Schedule 5 sets forth a true and complete list of (I) the Insurer and the Insurer’s affiliates that are investment managers within the meaning of ERISA § 3(38)(B) and (II) without duplication of clause (I), the Insurer and the Insurer’s affiliates that are registered as investment advisers under the Investment Advisers Act of 1940; provided, however, that solely with respect to the representation and warranty as to Schedule 5 to be made by the Insurer on and as of the Closing Date, the Insurer may update Schedule 5 through the Closing Date by providing a written update to the Company so that the information included therein is current on and as of the Closing Date. Plan Asset Manager is not an affiliate of the Insurer.

d.    No Post-Closing Liability. Following the receipt by the Insurer of the Closing Date Transfers with respect to the Contract, the Plan, the Company and the Independent Fiduciary and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contract; provided further that, prior to the consummation of a Buy-Out Conversion, Insurer will not have any liability to pay any annuity payment under the Contract directly to any individual listed on the annuity exhibits to the Contract.

e.    No Commissions. No fees or payments are or will be owed by the Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Ancillary Agreements for which any other party, or its respective affiliates or representatives, could be liable.

f.    Authorization of Commitment Agreement and Enforceability. The Insurer has received all necessary corporate approvals and no other action on the part of the Insurer is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement and the Ancillary Agreements. This Commitment Agreement and the Ancillary Agreements have been, or in the case of the Contract will be, duly executed and delivered by the Insurer, and each is (or when executed will be) a valid and binding obligation of the Insurer and enforceable against the Insurer in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”).

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g.    No Conflict. The execution, delivery, and performance of this Commitment Agreement and the Ancillary Agreements by the Insurer, and the consummation by the Insurer of the transactions contemplated to be undertaken by the Insurer in this Commitment Agreement, do not (1) violate or conflict with any provision of its certificate or articles of incorporation, bylaws, code of regulations, or comparable governing documents, (2) assuming that the applicable requisite filings and approvals of the state insurance governmental authorities in the states listed on Schedule 6 are duly made and/or obtained, violate or conflict with any law or order of any governmental authority applicable to the Insurer, (3) require any governmental authority approval other than any filing made or approval received as of the Commitment Agreement Date and the applicable requisite filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6 or (4) require any consent of, or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the Commitment Agreement Date and the applicable requisite filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6.

h.    The Contract. The Contract, when executed, will be duly executed and delivered by the Insurer and will be a valid and binding irrevocable obligation of the Insurer and enforceable against the Insurer by the Contract-Holder, and following a Buy-Out Conversion, each applicable Payee in accordance with its terms, subject to the Enforceability Exceptions. At all times following a Buy-Out Conversion, the right to a benefit and all other provisions under the Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the Payee to whom the benefit is owed under the Contract, subject to the Enforceability Exceptions. Even if the Company, as the contract-holder of the Contract, ceases to exist, notifies the Insurer that it will cease to perform its obligations under the Contract, or no longer has obligations under the Contract, the Contract will remain a valid and binding obligation of the Insurer, irrevocable and in full force and effect, and enforceable against Insurer by each Payee, subject to the Enforceability Exceptions; provided that, if such Contract has not yet been subject to a Buy-Out Conversion, in the event that the Contract-Holder ceases to exist, a Buy-Out Conversion will be initiated by Insurer.

i.    Accuracy of Information. To the Insurer’s Knowledge, (i) all material information provided by the Insurer to the Company or the Independent Fiduciary (other than any component incorporated into the calculation of the Premium Amount or the GAC True-Up Premium under paragraph 3.i and Schedule 8 not calculated, determined or
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provided by the Insurer, including the applicable Base File, and any information provided by the Insurer based on any such component) in connection with the transactions contemplated by this Commitment Agreement was, as of the date indicated on such information, true and correct in all material respects and (ii) no change has occurred since the date indicated on such information that either the Insurer or any of its affiliates has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be materially false or misleading.

j.    Litigation. There is no action pending or, to the Insurer’s Knowledge, threatened against the Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict the Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and perform its obligations hereunder.

k.    Insurer Financial Strength. The Insurer adheres to capital management principles and a related policy, which have been authorized by the board of directors of its parent company, that provides for the Insurer, together with its parent company, to hold sources of capital that are sufficient to maintain the Insurer’s RBC Ratio at a level consistent with the level necessary to maintain [***] financial strength ratings under normal market conditions and using current regulatory standards.

l.    [***]. [***]

8.    Company Representations and Warranties. The Company hereby represents and warrants to the Insurer and the Independent Fiduciary as of the Commitment Agreement Date, as of the Closing Date and, except as otherwise disclosed by the Company in writing to Prudential and the Independent Fiduciary on or prior to such date, as of the Buy-Out Conversion Notice Date, that:

a.    Due Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Ancillary Agreements to which it is a party makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. The Company has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated to be undertaken by the Company in this Commitment Agreement and the Ancillary Agreements to which it is a party.

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b.    Accuracy of Information. Notwithstanding anything to the contrary in the Company NDA (as defined in paragraph 13.c), to the Company’s Knowledge (1) the applicable Base File and the related experience data file(s) provided by the Company to the Insurer and posted to OnePlace on July 12, 2021 in the file titled “Project Slope Med sent 2021.07.12” each did not contain any misstatements or omissions that were, in each case, whether individually or in the aggregate, material, and the mortality experience was generated using prudent actuarial judgment with regard to systematic assumptions and data inclusions or omissions and (2) the data in respect of benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, plan indicator, lump-sum indicator, status (beneficiary in pay or participant), credited service and zip codes, in each case, with respect to the Payees that was furnished on behalf of the Company to the Insurer was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

c.    Compliance with ERISA. The Plan and the Plan Trust are maintained under and are subject to ERISA and, to the Company’s Knowledge, are in compliance with ERISA in all material respects. The Plan is qualified under § 401(a) of the Code and exempt from tax under § 501(a) of the Code. The Plan’s most recent favorable IRS determination letter is dated June 25, 2015and, to the Company’s Knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All amendments to the Plan necessary to effect the transactions contemplated by this Commitment Agreement and the Ancillary Agreements have been duly executed and, to the extent that they require authorization by the Company, have been or will be by the Closing Date, duly authorized and made by the Company.

d.    Plan Investments. Neither the Insurer nor any of the Insurer’s affiliates is a fiduciary of the Plan who either (A) has or exercises any discretionary authority or control with respect to the investment of Plan Assets of the Plan or (B) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to Plan Assets. There are no commingled investment vehicles that hold assets of the Plan, the units of which are or will be Plan Assets. No Plan Assets are or will be managed by any investment manager listed on Schedule 5, and no investment advisor listed on Schedule 5 renders or will render investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to any Plan Assets. The Plan Assets will, immediately prior to the Commitment Agreement Date, be exclusively managed by Plan Asset Manager and investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to the Plan Assets is and will be exclusively rendered by Plan Asset Manager. Plan Asset Manager has not engaged and will not engage any sub-managers or advisors with respect to its management of the Plan Assets.

e.    Independent Fiduciary. The Independent Fiduciary has been duly appointed as independent fiduciary of the Plan of which the Company is the sponsor with respect to
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the purchase of one or more group annuity contracts to be the designated fiduciary responsible for (1) selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (2) determining whether the transactions contemplated by this Commitment Agreement and the Ancillary Agreements satisfy the ERISA Requirements, (3) representing the interests of the Plan and all its participants and beneficiaries in connection with the negotiation of a commitment agreement and, to the extent set forth in the engagement letter dated September 7, 2021 by and between the Independent Fiduciary and the fiduciary of the Plan with authority to hire the Independent Fiduciary (the “IF Engagement Letter”), the terms of any agreements with the Insurer, including the Contract and the annuity certificates under the Contract, (4) directing the Plan Trustee to transfer the Closing Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any other amounts required pursuant to paragraph 3 and (5) taking all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter.

f.    Plan Trustee is Directed Trustee. The Plan Trustee has been duly appointed as the directed trustee of the Plan Trust with respect to the Plan of which the Company is the sponsor and the Plan Trustee is obligated to follow the Independent Fiduciary’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement and the IF Engagement Letter.

g.    No Commissions. No fees or payments are or will be owed by the Company to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Ancillary Agreements for which the Insurer or its affiliates or representatives, could be liable.

h.    Authorization of Commitment Agreement and Enforceability. The Company has received all necessary corporate approvals and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated to be undertaken by the Company in this Commitment Agreement and the Ancillary Agreements to which it is a party. This Commitment Agreement and the Ancillary Agreements to which it is a party have been or will be duly executed and delivered by the Company, and is (or when executed will be) a valid and binding obligation of the Company and enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

i.    No Conflict. The execution, delivery and performance of this Commitment Agreement and the Ancillary Agreements to which it is a party by the Company, and the consummation by the Company of the transactions contemplated to be undertaken by the Company in this Commitment Agreement and the Ancillary Agreements to which it is a party do not (1) violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA
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§ 404(a)(1)(D) (the “Plan Governing Documents”), the certificate or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of the Company, (2) violate or conflict with any law or order of any governmental authority applicable to the Company or the Plan Governing Documents, (3) require any approval of any governmental authority or (4) require any consent of, or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Company is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Company’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement.

j.    Litigation. (i) There is no action pending or, to the Company’s Knowledge, no action threatened against the Company, or the Plan and (ii) there is no settlement agreement that has been entered into by the Company or the Plan, in each case that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

9.    Independent Fiduciary Representations and Warranties. The Independent Fiduciary hereby represents and warrants to the Insurer and the Company as of the Commitment Agreement Date, as of the Closing Date, and, except as otherwise disclosed by the Independent Fiduciary in writing to the Company and Prudential on or prior to such date, as of the Buy-Out Conversion Notice Date, that:
a.    Due Organization, Good Standing, and Corporate Power. The Independent Fiduciary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Ancillary Agreements to which it is a party makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. The Independent Fiduciary has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated to be undertaken by the Independent Fiduciary in this Commitment Agreement and the Ancillary Agreements to which it is a party.

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b.    Independent Fiduciary Compliance with ERISA.

i.    The Independent Fiduciary meets the requirements of, and in the transactions contemplated by this Commitment Agreement and the Ancillary Agreements is acting as, an “investment manager” under ERISA § 3(38). The Independent Fiduciary is qualified to serve as a “qualified professional asset manager” under Part VI of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14.

ii.    The Independent Fiduciary has accepted, and has not rescinded or terminated, its appointment as independent fiduciary of the Plan (as set forth in the IF Engagement Letter, a true and correct copy of which has been provided to the Insurer, except that the fees and expenses to be paid to the Independent Fiduciary and indemnification provisions have been redacted) with respect to the purchase of one or more group annuity contracts to be the designated fiduciary responsible for (1) selecting one or more insurers to provide annuities in accordance and compliance with the ERISA Requirements, (2) determining whether the transactions contemplated by this Commitment Agreement and the Ancillary Agreements satisfy the ERISA Requirements, (3) representing the interests of the Plan and its participants and beneficiaries in connection with the negotiation of a commitment agreement and, to the extent set forth in the IF Engagement Letter, the terms of any agreements with the Insurer, including the Contract and the annuity certificates under the Contract, (4) directing the Plan Trustee on behalf of the Plan to transfer the Closing Date Transfers in connection with the consummation of the transactions contemplated by this Commitment Agreement and any other amounts required pursuant to paragraph 3 and (5) taking all other actions on behalf of the Plan necessary to effectuate the foregoing to the extent set forth in the IF Engagement Letter including, to perform the covenants and agreements and make the representations and warranties set forth in this Commitment Agreement that are applicable to the Independent Fiduciary.

iii.    The Independent Fiduciary is fully qualified and has the requisite expertise together with its reliance on its consultant, River & Mercantile Group (“IF Advisor”), and its counsel, K&L Gates LLP, to serve as an independent fiduciary in connection with the transactions contemplated by this Commitment Agreement and the Ancillary Agreements, and it is independent of the Company and the Insurer. Independent Fiduciary, including its personnel and affiliates, does not provide any services to Insurer or any of its affiliates, and has received confirmation from IF Advisor that IF Advisor, including IF Advisor’s personnel and affiliates, does not provide any services to Insurer or any of its affiliates.

c.    ERISA Determinations.

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i.    The Independent Fiduciary has selected the Insurer to issue the Contract as set forth in this Commitment Agreement. If an Independent Fiduciary MAC has not occurred between the Commitment Agreement Date and the Closing Date, or if an Independent Fiduciary MAC has occurred but is not continuing on the Closing Date, such selection, the transactions contemplated by this Commitment Agreement, the Plan’s use of assets for the purchase of the Contract as contemplated by this Commitment Agreement, and the Contract (including its terms) all satisfy the ERISA Requirements. The Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of the Independent Fiduciary, to the Plan’s fiduciary that retained the Independent Fiduciary.

ii.    The transactions contemplated by this Commitment Agreement and the purchase of the Contract do not result in a Non-Exempt Prohibited Transaction, provided that the representations in paragraphs 7.c and 8.d are true and correct in all material respects as of the Closing Date.

iii.    The Plan Trust (1) will receive no less than “adequate consideration” for the Transferred Assets transferred in respect of the Contract and (2) will pay no more than “adequate consideration” for the Contract, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

iv.    The Independent Fiduciary understands that the Insurer did not undertake and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated by this Commitment Agreement and the Contract.

d.    No Commissions. No fees or payments are or will be owed by the Independent Fiduciary to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which Insurer or its affiliates or representatives, could be liable.

e.    Authorization of Commitment Agreement and Enforceability. The Independent Fiduciary has received all necessary corporate approvals and no other action on the part of the Independent Fiduciary is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Ancillary Agreements to which it is a party, and, subject to paragraph 11 of this Commitment Agreement, the consummation of the transactions contemplated to be undertaken by the Independent Fiduciary in this Commitment Agreement and the Ancillary Agreements to which it is a party. This Commitment Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Independent Fiduciary, and each is (or when executed will be) a valid and binding obligation of the Independent

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Fiduciary and enforceable against the Independent Fiduciary in accordance with its terms, subject to the Enforceability Exceptions.

f.    No Conflict. The execution, delivery, and performance of this Commitment Agreement and the Ancillary Agreements to which it is a party by the Independent Fiduciary, and the consummation by the Independent Fiduciary of the transactions contemplated to be undertaken by the Independent Fiduciary in this Commitment Agreement and the Ancillary Agreements to which it is a party, do not (1) violate or conflict with the certificate or articles of incorporation, bylaws, code of regulations, or comparable governing documents of the Independent Fiduciary, (2) violate or conflict with any law or order of any governmental authority applicable to the Independent Fiduciary, (3) require any approval of a governmental authority, (4) violate or conflict with any law or order of any governmental authority applicable to any provision of the Plan Governing Documents or (5) require any consent of, or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which the Independent Fiduciary is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on the Independent Fiduciary’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement and the Ancillary Agreements to which it is a party.

g.    Litigation. There is no action pending or, to the Independent Fiduciary’s Knowledge, threatened against the Independent Fiduciary that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

10.    [***]; Termination.

a.    [***]
b.    Termination. This Commitment Agreement (i) may be terminated at the Insurer’s option if the Closing Date Transfers were due and payable pursuant to paragraph 3 and have not occurred in accordance with this Commitment Agreement on the Closing Date, or (ii) will be terminated upon the payment of the [***]. If this Commitment Agreement is terminated pursuant to the preceding sentence, all rights and obligations of the parties to this Commitment Agreement will terminate and will become null and void except that this paragraph 10 ([***]; Termination), paragraph 13 (Miscellaneous) and paragraph 14 (Definitions) will survive any such termination and no such party will otherwise have any liability to any other party under this Commitment Agreement. However, nothing in this paragraph 10 will relieve any party from liability for any fraud or willful and material breach of this Commitment Agreement.

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11.    Conditions to Closing. The parties’ obligations to consummate the transactions contemplated by this Commitment Agreement in connection with the Closing Date Transfers, including the Independent Fiduciary’s obligation to direct the Plan Trustee to consummate transactions contemplated by this Commitment Agreement, are subject to the satisfaction or waiver of the following conditions:

a.    the Independent Fiduciary will have confirmed that the transactions contemplated by this Commitment Agreement continue to satisfy the ERISA Requirements because an Independent Fiduciary MAC has not occurred or, if an Independent Fiduciary MAC has occurred, it is not continuing on the Closing Date; provided that, on the Closing Date, Independent Fiduciary will either (i) provide Insurer with written confirmation of the satisfaction of the condition set forth in this paragraph 11.a or (ii) notify Insurer that such condition has not been satisfied; provided further that, if the Closing Date Transfers are delivered to Insurer pursuant to paragraph 3 and no such confirmation or notification is provided by Independent Fiduciary by the close of business on the Closing Date, the direction Independent Fiduciary sends to the Plan Trustee to pay the Closing Date Transfers in accordance with paragraph 3 shall be considered confirmation of the satisfaction of the condition set forth in this paragraph 11.a;

b.    no court or governmental authority has taken any action after the Commitment Agreement Date that would (i) cause the consummation of the transactions contemplated by this Commitment Agreement to violate applicable law or (ii) cause the Plan to fail to remain qualified under Code § 401(a); and

c.    each of the representations and warranties of each of the Insurer, the Company and the Independent Fiduciary set forth in paragraphs 7, 8 and 9 shall be true and correct as of the Commitment Agreement Date and as of the Closing Date, except where the failure to be so true and correct could not reasonably be expected to materially impair or restrict such other party’s ability to consummate the transactions contemplated by this Commitment Agreement or to perform its obligations hereunder.
To the extent not satisfied as of the Closing Date, other than the condition to closing set forth in paragraph 11.a. which shall not be waived, all conditions set forth in this paragraph 11 shall be deemed to have been waived following the delivery of the Closing Date Transfers; provided that the foregoing shall not preclude any party hereto from bringing a valid fraud or breach of contract claim under this Commitment Agreement. In addition, notwithstanding any such waiver, (i) each of the representations and warranties set forth in paragraphs 7, 8 and 9 shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations and (ii) each of the covenants or other agreements in

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this Commitment Agreement that by their terms (x) do not contemplate performance after the Closing, shall not survive the Closing (except for pre-Closing breach thereof) and (y) contemplate performance after the Closing shall survive the Closing consistent with the terms of the relevant covenant or agreement.

No party to this Commitment Agreement may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in this paragraph 11 to be satisfied if such failure was caused by such party’s breach of its covenants hereunder.

12.    Indemnification by the Insurer. From and after the receipt by Insurer of the Closing Date Transfers, Insurer will indemnify, defend and hold the Company, the Independent Fiduciary and the Plan, and their respective affiliates, officers, directors, stockholders, employees, plan fiduciaries, consultants, agents, and other representatives (each, an “Indemnified Party”) harmless from and against any and all actual, but not potential, consequential, contingent or punitive, losses, damages, costs and expenses (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party that is threatened or brought against or that involves an Indemnified Party and that arises out of or relates to any failure by the Insurer to make payments pursuant to the Contract (“Indemnified Claims”). The Insurer will have the right at any time to assume the defense against any Indemnified Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense, settlement or litigation or other dispute resolution process to the final resolution of such Indemnified Claim; provided, however, that the consent of the Indemnified Party to the Insurer’s choice of counsel shall not be unreasonably withheld or conditioned and shall be deemed provided unless the Indemnified Party provides reasonable objection to the Insurer promptly and in any event within 30 days of Insurer providing notice of such choice of counsel. The Insurer will not agree without the prior written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) to the entry of any judgment on or enter into any settlement with respect to an Indemnified Claim that calls for the admission of liability on the part of the Indemnified Party, provides for equitable relief affecting the future conduct of the Indemnified Party or requires the Indemnified Party to pay any amount. Notwithstanding the foregoing, this paragraph shall not apply to any failure by the Insurer to make any such payments in the event that this Commitment Agreement is terminated pursuant to paragraph 10.

13.    Miscellaneous.

a.    This Commitment Agreement, together with the Schedules to this Commitment Agreement, constitutes the sole and entire agreement of the parties to this Commitment Agreement with respect to the subject matter contained herein and therein. The parties each hereby acknowledge that they jointly and equally
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participated in the drafting of this Commitment Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. The Schedules to this Commitment Agreement are incorporated by reference and made a part of this Commitment Agreement as if set forth fully in this Commitment Agreement. No amendment of any of the provisions of this Commitment Agreement shall be effective unless set forth in writing and signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Commitment Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

b.    This Commitment Agreement will be governed by, construed and interpreted in accordance with the laws of the State of New York, excluding those provisions relating to conflicts of laws. Except for disputes that are to be resolved by arbitration under this Commitment Agreement pursuant to paragraph 3 and Schedule 9, or where the parties agree to arbitration, all actions arising directly or indirectly out of this Agreement shall be litigated only in the United States District Court for the Southern District of New York and the parties hereby irrevocably consent to the personal jurisdiction and venue of that court.  If such District Court lacks jurisdiction, then the action shall be litigated (i) only in the Commercial Division of the New York County Supreme Court, or (ii) if the action does not satisfy the applicable qualifications of the Commercial Division of the New York County Supreme Court, then only in the Courts of the State of New York located in the City of New York and County of New York, and the parties hereby irrevocably consent to personal jurisdiction and venue of each such court. The parties agree that irreparable damage would occur if any of the provisions of this Commitment Agreement were not performed in accordance with the terms hereof or were otherwise breached.  Accordingly, each party will be entitled to seek an injunction to prevent breaches of this Commitment Agreement by the breaching party and to enforce specifically the terms of this Commitment Agreement, in addition to any other remedy to which such party is entitled by law or in equity.  To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.

c.    Notwithstanding anything to the contrary therein, the NDAs shall each continue in full force and effect except that, if the Closing Date Transfers are transferred to and
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received by the Insurer, (a) each NDA shall continue indefinitely and shall not be terminated without the mutual written agreement of (i) the Company and the Insurer in the case of the Company NDA and (ii) the Insurer and the Independent Fiduciary in the case of the IFID NDA, and (b) with respect to the Company NDA, the Insurer will not be required to return or destroy any Confidential Information and will not be restricted in its use or disclosure, subject to the Insurer’s confidentiality obligations under this Commitment Agreement, of any Confidential Information related to Payees, annuity payments under the Contract or the pricing or underwriting of the Contract received from another party, provided that the Insurer will use such Confidential Information only in compliance with all applicable laws relating to privacy of personally identifying information.

d.    The Insurer, the Company and the Independent Fiduciary will not assign or transfer this Commitment Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any assignment or transfer in violation of this paragraph 13.d will be null and void from the outset, without any effect whatsoever.

e.    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.

f.    This Agreement will not confer any rights or remedies upon any person other than the parties hereto and the respective successors and permitted assigns of the foregoing. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

g.    This Commitment Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

14.    Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.    “Ancillary Agreements” means, collectively, the Contract and the Plan Trustee Agreement.
b.    “Base File” means the data file titled “Project Slope Pricing Data_02.11.2022”, provided by or on behalf of the Company to the Insurer in an posted to OnePlace secure website at 8:16 p.m. eastern time on February 11, 2022.
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c.    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.
d.    “Buy-Out Conversion” has the meaning set forth in the Contract.

e.    “Buy-Out Conversion Notice” has the meaning set forth in the Contract.

f.    “Buy-Out Conversion Notice Date” means the date on which the Buy-Out Conversion Notice is delivered to the Insurer.

g.    “BVAL” means Bloomberg Valuation Service, a service owned and operated by Bloomberg Finance L.P.
h.    “Cash” means a wire transfer, through the Federal Reserve System, of currency of the United States of America.
i.    “Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.
j.    “Company NDA” means the Mutual Non-Disclosure Agreement, dated as of June 22, 2021, between the Company and the Insurer.
k.    “Confidential Information” has the meaning ascribed to such term in the Company NDA.
l.    “Contract-Holder” has the meaning set forth in the Contract.
m.    “Cut-Off Time” means 4:00 p.m. eastern time on the Closing Date.
n.    [***]
o.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder that are currently in effect and applicable.
p.    “ERISA Requirements” means all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.
q.    [***]
r.    [***]
s.    “IFID NDA” means the Non-Disclosure Agreement, dated as of February 25, 2022, between the Insurer and the Independent Fiduciary.

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t.    “Independent Fiduciary MAC” means (i) the occurrence of a material adverse change, as determined in the Independent Fiduciary’s sole discretion, in or directly affecting the Insurer after the Commitment Agreement Date that would cause the selection of the Insurer and the purchase of the Contract to fail to satisfy the ERISA Requirements, or (ii) the occurrence of a change in ERISA Requirements after the Commitment Agreement Date that would cause the selection of the Insurer and the Plan’s purchase of the Contract to fail to satisfy ERISA Requirements.
u.    [***]
v.    “Initial Contract Benefit Payment Date” means June 1, 2022.
w.    [***]
x.    “Knowledge” means actual knowledge after making appropriate inquiry and after consultation with the respective party’s agents, actuaries and advisors, as applicable.
y.    [***]
z.    [***]
aa.    [***]
bb.    [***]
cc.    [***]
dd.    [***]
ee.    “NDA” means each of the Company NDA and the IFID NDA.
ff.    “Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975 that is not exempted under a statutory exemption or U.S. Department of Labor class exemption.
gg.    “Payee” means any payee under the Contract, including annuitants, contingent annuitants, deferred annuitants, alternate payees and beneficiaries, as applicable.
hh.    [***]
ii.    “Plan Assets” means the assets of the Plan within the meaning of ERISA that are or will be involved in the transactions contemplated by this Commitment Agreement or the Ancillary Agreements.
jj.    “Plan Asset Manager” means Aon Investments USA, Inc.
kk.    “Plan Trust” means the Peabody Investments Corp. Master Trust.
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ll.    “Plan Trustee” means JPMorgan Chase Bank, N.A.
mm.    “Plan Trustee Agreement” means the agreement, dated as of the date hereof, among Insurer, the Plan Trustee and the Independent Fiduciary.
nn.    [***]
oo.    [***]
pp.    “RBC Ratio” means the risk-based capital ratio of the Insurer, calculated under the method set forth on Schedule 10.
qq.    [***]
rr.    “Scheduled GAC Issuance Date” means September 15, 2022, or such other date agreed upon by the Company and the Insurer, or if applicable and later, by the date that is five Business Days following the final resolution of any arbitration dispute in accordance with Schedule 9.
ss.    “Specimen Contract Form” means the specimen group annuity contract attached hereto as Schedule 1, which, to the extent required by applicable law, has been approved by the applicable state’s insurance commission.
tt.    [***]
uu.    [***]
vv.    [***]
[signature page follows]

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IN WITNESS WHEREOF, the Company, the Insurer, and the Independent Fiduciary have executed this Commitment Agreement as of the date first written above.

PEABODY INVESTMENTS CORP.	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By: ___________________________________	By: ___________________________________
Print Name: ___________________________________	Print Name: ___________________________________
Title: ___________________________________	Title: ___________________________________

FIDUCIARY COUNSELORS INC.
By: ___________________________________
Print Name: ___________________________________
Title: ___________________________________

Confidential – Subject to NDA
Schedule 1
to
Commitment Agreement

SPECIMEN CONTRACT FORM

See Attached.

SAMPLE BUY-IN CONTRACT ([***])

The Prudential Insurance Company of America
Newark, New Jersey

Contract-Holder: Name of Trust Bank as Directed Trustee of the Plan	Plan: Name of Retirement Plan
Employer: Name of Employer
Group Annuity Contract No.: GA-XXXXXX	Jurisdiction: State of Jurisdiction
Contribution Amount as of Effective Date: $XXX,XXX
Effective Date: MM DD, YYYY	Contribution Adjustment Amount: $XXX,XXX
Total Contribution Amount as of MM DD, YYYY: $XXX,XXX,XXX
Pages Attached: 1-XX, Tables, Cash and Transferred Assets Exhibit, and Annuity Exhibits

NAME OF TRUST BANK as Directed Trustee          THE PRUDENTIAL INSURANCE COMPANY
of the Plan                          OF AMERICA
751 Broad Street
Newark, NJ 07102

By:
Title:                         Chief Executive Officer

Date:

NAME OF EMPLOYER                 Secretary

By:                  Attest:
Title:
Date:                             Date:

Single-Premium Non-Participating Group Annuity Contract supported by a Separate Account providing for Annuity Payments, subject to the provisions of this Contract. The Annuity Payments hereunder do not vary based on any gains or losses of the assets held in the Separate Account.

Initially a Buy-In Contract supported by a Commingled Separate Account

TABLE OF CONTENTS

PROVISION I	DEFINITIONS, SEPARATE ACCOUNT OPERATION AND TERMINATION OF CONTRACT	4

1.1	Definitions	4
1.2	Agreement to Pay Contribution Amount; Deposit into the Separate Account	7
1.3	Agreement to Make Annuity Payments; Associated Withdrawals from the Separate Account	8
1.4	The Separate Account that Supports this Contract	8
1.5	Investments Held in Separate Account; Insulation of Separate Account Assets	9
1.6	Insulation of Separate Account Assets	9
1.7	Expenses; Establishing Reserves; [***]	9
1.8	Process for Making Annuity Payments	10
1.9	Persons Entitled to Enforce this Contract	10
1.10	Buy-Out Conversion	10
1.11	Termination of Contract; Surrender of Contract by Contract-Holder	11

PROVISION II	PAYMENT OF ANNUITY PAYMENTS TO CONTRACT-HOLDER PRIOR TO BUY-OUT CONVERSION	14
2.1	General	14
2.2	Monthly Payment Process	14
2.3	Records Reconciliation Process; Adherence to Code and ERISA	14
2.4	Over-reimbursements and Under-reimbursements by Prudential	15
2.5	Concerning Beneficiaries	16
2.6	Concerning Qualified Domestic Relations Orders	16

PROVISION III	PAYMENT TERMS AND CONDITIONS FOR FORMS OF ANNUITIES	18
3.1	Covered Lives, Contingent Lives, and Beneficiaries	18
3.2	Definitions	18
3.3	Annuity Forms	18
3.4	Annuity Change Procedure/Conditions	20
3.5	Change in Annuity Form	20
3.6	Lump Sum Payment Option	21
3.7	Earlier Annuity Commencement Date	21
3.8	Later Annuity Commencement Date	21
3.9	Pre-Retirement Survivor Annuity	22
3.10	Small Annuity Payments to Covered Lives	23
3.11	No Assignment by Covered Lives and Contingent Lives	23
3.12	Proof of Continued Existence for Life Annuities; Escheatment	23
3.13	Misstatements	23
3.14	Concerning Designations	24
3.15	Concerning Qualified Domestic Relations Orders	25
3.16	Payments to Representatives	25
3.17	Certificates	26

PROVISION IV	GENERAL TERMS	27
4.1	Communications	27
4.2	Currency; Payments	27
4.3	Reliance on Records; Correction of Errors	27
4.4	Contract-Holder; Successor	27
4.5	No Implied Waiver	28
4.6	Changes	28

4.7	Entire Contract - Construction	28
4.8	Third Party Beneficiaries	28

TABLES

CASH AND TRANSFERRED ASSETS EXHIBIT

ANNUITY EXHIBITS

Provision I    Definitions, Separate Account Operation and Termination of Contract
1.1    Definitions

In addition to other capitalized terms defined in this Contract, the following capitalized terms shall have the meanings indicated, which definitions shall control in the event a term is also defined in the Annuity Exhibits:

“Aggregate Monthly Payment” means, for each month, the total amount of Annuity Payments payable in respect of all Covered Lives (and, if applicable, Contingent Lives and Beneficiaries) for such month, subject to adjustment as provided in this Contract.

“Amendment Date” means, with respect to an amendment to this Contract, the date specified as such on the Cover Page of this Contract, as amended.

“Annuity Commencement Date” means the date the Annuity Payments commence in respect of a Covered Life and, if applicable, Contingent Life and Beneficiary, which is specified on the Annuity Exhibits.

“Annuity Exhibits” means the Annuity Exhibits attached hereto on the Effective Date, as amended and supplemented pursuant hereto.

“Annuity Payments” means, with respect to each Covered Life (and, if applicable, Contingent Life and Beneficiary), the amount, if any, determined in accordance with Provision II and Provision III of this Contract, as applicable.

“Applicable Interest Rate” means the interest rate assumption set forth under Section 417(e)(3) of the Code as prescribed by the Commissioner of the Internal Revenue Service for the month of
[    ] preceding the calendar year containing the Covered Life’s Annuity Commencement Date or such other date provided herein.

“Applicable Mortality Table” means the mortality assumption (without consideration to sex or gender) set forth under Section 417(e)(3)(B) of the Code in effect for the calendar year containing the Covered Life’s Annuity Commencement Date, as prescribed by the Commissioner of the Internal Revenue Service.

“Beneficiary” means a person, other than a Covered Life or a Contingent Life, shown in Prudential’s records as the beneficiary associated with such Covered Life or, after the death of a Covered Life, associated with a Contingent Life. A Beneficiary may receive Annuity Payments under this Contract after the death of a Covered Life or Contingent Life if so provided for under the Annuity Form applicable to the Covered Life. A Representative of a Beneficiary shall have the rights of a Beneficiary hereunder. A Beneficiary is not a party to this Contract and has no rights hereunder.

“Business Day” means any weekday on which the banks in New York City, New York are open for business. If any payment under this Contract is due and payable on a day which is not a Business Day, or if any notice or report is required to be given on a day which is not a Business Day, such payment shall be due and payable or such notice or report shall be given on the next succeeding Business Day.

“Buy-Out Conversion” has the meaning assigned in Section 1.10.

“Cash and Transferred Assets Exhibit” means the Cash and Transferred Assets Exhibit (substantially in the form attached hereto), setting forth the Contribution Amount, as well as the amount of cash and certain information about non-cash assets constituting the Contribution Amount paid on the Effective Date.

“Cash and Transferred Assets Exhibit Supplement” means, with respect to an Amendment Date, a supplement (substantially in the form attached hereto) to the Cash and Transferred Assets Exhibit, setting forth the Contribution Adjustment Amount paid on such Amendment Date, as well as (i) the amount of cash and certain information about non-cash assets constituting the Contribution Adjustment Amount paid on such Amendment Date; and (ii) any agreed upon correction to the Cash and Transferred Assets Exhibit, including a correction to the Market Value of any non-cash asset that was previously paid as part of the Contribution Amount or any Contribution Adjustment Amount.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Commingled Account” means the Non-Participating Group Annuity Separate Account of Prudential. Such separate account also supports Prudential’s payment obligations under other group annuity contracts issued by Prudential. Each such contract obligates Prudential to make payments to the contract-holder and/or to individual covered lives, contingent lives and beneficiaries in amounts measured by the life-span of such covered lives, by any lump sum amounts due, by the remaining portion of any period certain annuities, and/or by any contract surrender amounts due.

“Contingent Life” means a person listed on the Annuity Exhibits as entitled to a periodic payment following the death of the Covered Life in accordance with a joint and survivor Annuity Form, but does not include any Beneficiary. A Contingent Life is not a party to this Contract and has no rights hereunder, except those expressly conferred on it in Sections 1.9 and 1.10. A Representative of a Contingent Life shall have the rights of a Contingent Life hereunder.

“Contingent Life Amount” means an amount that is specified in the Annuity Exhibits for the Covered Life’s Annuity Form as the “Contingent Life Amount.”

“Contract” means this Group Annuity Contract, including the Tables and Cash and Transferred Assets Exhibit and any supplements thereto and the Annuity Exhibits and any supplements to the Annuity Exhibits attached hereto, as amended from time to time.

“Contract-Holder” means the entity named as such on the Cover Page of this Contract, and any successors or permitted assigns.

“Contribution Adjustment Amount” means, with respect to an amendment of this Contract, the amount specified as such on the Cover Page of this Contract, as amended, payable on the applicable Amendment Date specified on the Cover Page.

“Contribution Amount” means the amount specified as such on the Cover Page of this Contract.

“Covered Life” means each Immediate Covered Life or Deferred Covered Life listed on the Annuity Exhibits as entitled to a periodic payment specified in the Annuity Exhibits, but does not include any Contingent Life or any Beneficiary. A Covered Life is not a party to this Contract and has no rights hereunder, except those expressly conferred on it in Sections 1.9 and 1.10. A Representative of a Covered Life shall have the rights of a Covered Life hereunder.

“Covered Life Amount” means an amount that is specified in the Annuity Exhibits for the Covered Life’s Annuity Form as the “Covered Life Amount.”

“Data Finalization Amendment Date” means the Amendment Date, if any, on which the Annuity Exhibits or any supplements thereto are attached to this Contract reflecting the data determined by Prudential and the Contract-Holder as of the Data Finalization Date and, if applicable, the related Contribution Adjustment Amount is paid.

“Data Finalization Date” means [MM DD, YYYY] or such other date as may be determined by mutual written consent of the Contract-Holder and Prudential.

“Deferred Covered Life” means each person listed on the Annuity Exhibits as entitled to a periodic and/or lump-sum payment specified on the Annuity Exhibits attached hereto who is not receiving payments under the Plan as of the Effective Date of this Contract. A Deferred Covered Life is not a party to this Contract and has no rights hereunder, except those expressly conferred on it in Sections 1.9 and 1.10 hereof.

“Effective Date” means the date specified as such on the Cover Page of this Contract.

“Employer” means the employer specified on the Cover Page of this Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“General Account” means the general account of Prudential.

“Guaranteed Number of Payments” means (i) with respect to an Immediate Covered Life, the number of guaranteed payments shown for the Covered Life on the Annuity Exhibits and (ii) with respect to a Deferred Covered Life, the number of guaranteed payments elected by the Deferred Covered Life in accordance with Section 3.5.

“Immediate Covered Life” means each person listed on the Annuity Exhibits as entitled to a periodic and/or lump-sum payment specified on the Annuity Exhibits whose Annuity Commencement Date is on or before [MM DD, YYYY]. An Immediate Covered Life is not a party to this Contract and has no rights hereunder, except those expressly conferred on it in Sections 1.9 and 1.10 hereof.

“Market Value” (a) with respect to cash, means 100% thereof, (b) with respect to any non-cash assets, to the extent such Separate Account Assets are not covered by clause (c) below, means the fair market value of such assets, as such fair market value is determined by Prudential in accordance with its standard procedures for establishing the market value of its assets, and (c) in respect of any portion of the Total Contribution Amount paid by delivery of securities and other non-cash assets (if any) pursuant to Section 1.2, means the fair market value of each such asset in an amount and as of a date shown (i) in the case of the Contribution Amount, as specified in the Cash and Transferred Assets Exhibit and (ii) in the case of any Contribution Adjustment Amount, as specified in the Cash and Transferred Assets Exhibit Supplement dated as of the Amendment Date on which such Contribution Adjustment Amount is payable.

“Plan” means the plan specified on the Cover Page of this Contract.

“Prudential” means The Prudential Insurance Company of America, its successors and permitted assigns.

“Prudential’s Office” means the following office of Prudential, unless Prudential provides a notice specifying another address for certain or all communications:

The Prudential Insurance Company of America
30 Scranton Office Park
Scranton, PA 18507-1789
Attention: Group Annuity Operations

“Qualified Domestic Relations Order” means a qualified domestic relations order that meets the requirements of ERISA as applied to employee benefit plan participants in effect from time to time.

“Representative” means , with respect to a Covered Life or Contingent Life or Beneficiary, an individual or entity demonstrating to the reasonable satisfaction of Prudential that such individual or entity is duly appointed (a) as a guardian of such Covered Life or Contingent Life or Beneficiary, (b) as a holder of a power of attorney from such Covered Life or Contingent Life or Beneficiary, (c) as a trustee of such Covered Life or Contingent Life or Beneficiary or (d) as a testamentary executor of such Covered Life’s or Contingent Life’s or Beneficiary’s estate; provided, that a “Representative” does not include an assignee of the rights of such person hereunder in contravention of Provision III.

“Required Beginning Date” means the April 1st of the calendar year following the later of (i) the calendar year in which the Deferred Covered Life attains age 70 ½ or (ii) the calendar year in which the Deferred Covered Life incurs a Separation From Service.

“Separate Account” means the Commingled Account. The contracts supported by Commingled Account do not participate in the investment or other experience of the Separate Account.

“Separation From Service” means the employment of a Deferred Covered Life with the Employer is terminated for reasons other than death.

“Spouse” means the person legally married to a Covered Life in a marriage recognized as valid in the state in which it was entered into. A Spouse entitled to payments under a Deferred Covered Life’s Joint and Survivor Life Annuity Form shall have the rights of a Contingent Life hereunder.

“Tables” means the tables attached hereto.

“Temporary Annuity Expiry Date” means the date the final annuity payment is due under a Temporary Annuity, as specified on the Annuity Exhibits.

“Total Contribution Amount” means, as of any date, the Contribution Amount, as increased or decreased by any Contribution Adjustment Amounts specified on an amended Cover Page of this Contract through the most recent Amendment Date.

“Years of Service” means the Years of Service applicable to Deferred Covered Lives as provided to Prudential by the Contract-Holder. For the purposes of meeting eligibility requirements for benefits hereunder, Years of Service will continue to accrue to Deferred Covered Lives after the Effective Date as provided to Prudential by the Contract-Holder.

1.2    Agreement to Pay Contribution Amount; Deposit into the Separate Account

[***]

[***]. All assets allocated by Prudential to the Separate Account held by a custodian will be held by Prudential in one or more custody accounts at entities independent of Prudential and each such custody account shall only hold assets allocated to the Separate Account.

On each Amendment Date specified on an amended Cover Page of this Contract, if any, Contract- Holder and Prudential may, by separate amendment to this Contract, agree that (a) the Contribution Adjustment Amount specified on such amended Cover Page shall be paid on such Amendment Date (x) prior to or on the Data Finalization Amendment Date, in cash and (y) following the Data Finalization Amendment Date, in cash; and (b) a Cash and Transferred Assets Exhibit Supplement dated as of such Amendment Date shall be attached to this Contract specifying: (i) such Contribution Adjustment Amount; (ii) the amount of cash and, if applicable, the Market Value and certain other information with respect to each non-cash asset being transferred as part of such Contribution Adjustment Amount; and
(iii) if such Contribution Adjustment Amount is payable by Prudential, whether each such asset is being paid from the General Account or from the Separate Account; and (iv) any agreed upon correction to the Market Value of any asset specified on the Cash and Transferred Assets Exhibit or any Cash and Transferred Assets Exhibit Supplement that was previously agreed and attached to this Contract. No such amendment shall require the consent of any person other than Contract-Holder and Prudential.

If the Contribution Adjustment Amount that is payable on the Amendment Date is a negative number, then such amount shall be paid by Prudential to the Contract-Holder on such Amendment Date by delivering cash equal to such Contribution Adjustment Amount, as indicated on the applicable Cash and Transferred Assets Exhibit Supplement.

If the Contribution Adjustment Amount that is payable on the Data Finalization Amendment Date or any prior Amendment Date is a positive number, then the Contract-Holder shall pay such amount to Prudential on such Amendment Date by delivering cash equal to such Contribution Adjustment Amount, as indicated on the applicable Cash and Transferred Assets Exhibit Supplement, and Prudential will allocate the Contribution Adjustment Amount received on such date to the Separate Account.

If the Contribution Adjustment Amount that is payable after the Data Finalization Amendment Date is a positive number, then the Contract-Holder shall pay such amount to Prudential on such Amendment Date by delivering cash to Prudential in an amount equal to such Contribution Adjustment Amount, as indicated on the applicable Cash and Transferred Assets Exhibit Supplement, and Prudential will allocate the Contribution Adjustment Amount received on such date to the Separate Account.

For the avoidance of doubt, with respect to any amendment to the Annuity Exhibits increasing any Annuity Payments or adding Annuity Payments in respect of new Covered Lives or Contingent Lives or Beneficiaries under this Contract, Prudential’s obligation to make any such increase or addition with respect to any such Annuity Payment or to add any such new Covered Lives or Contingent Lives or Beneficiaries shall be conditioned on Prudential’s prior receipt of any payment due to Prudential under this Contract with respect to any such amendment.

1.3    Agreement to Make Annuity Payments; Associated Withdrawals from the Separate Account

Subject to receipt of the full Contribution Amount, Prudential agrees to pay Annuity Payments due from and after the Effective Date.

[***]

1.4    The Separate Account that Supports this Contract

During the period starting on the Effective Date, and ending on the date of termination of this Contract, the obligations of Prudential under this Contract will be supported by the Commingled Account.

1.5    Investments Held in Separate Account; Insulation of Separate Account Assets

The Separate Account is intended to be invested primarily in investment-grade fixed income securities, but other investments are permitted. Prudential will invest and reinvest the assets of the Separate Account at the time and in the amounts as Prudential determines in its discretion and in accordance with applicable law. Prudential may, with respect to any assets held in the Separate Account, delegate Prudential's investment management and/or voting rights to other entities, including institutions not affiliated with Prudential.

1.6    Insulation of Separate Account Assets

Prudential owns all the assets in the Separate Account. Pursuant to Section 17B:28-9(c) of the New Jersey Insurance Statutes, none of the assets held in the Commingled Account, [***] will be chargeable with liabilities arising out of any other business of Prudential.

1.7    Expenses; Establishing Reserves; [***]

Expenses may be charged against the Separate Account. Such expenses shall represent the direct and indirect costs (inclusive of general and administrative expenses) relating to this Contract and the Separate Account and shall be charged against the Separate Account in accordance with statutory accounting principles. Expense payables and withdrawals from the Separate Account will include custody fees applicable to the Separate Account, investment management related expenses, taxes due on the Separate Account earnings and general and administrative expenses allocated to the Separate Account. If Prudential’s General Account pays such expenses or contractual obligations, then a payable owed by the Separate Account shall arise, and Prudential’s General Account shall be later reimbursed by charging the Separate Account.

[***]

A withdrawal from the Separate Account will be made only on a Business Day, and the assets withdrawn will no longer be allocated to the Separate Account.

1.8    Process for Making Annuity Payments

Prior to the consummation of any Buy-Out Conversion, Prudential shall make Aggregate Monthly Payments owed by it to the Contract-Holder pursuant to Provision II. The Contract-Holder and Prudential may separately agree to other arrangements. After the consummation of a Buy-Out Conversion and after receipt of information reasonably required by Prudential to enable it to make Annuity Payments directly to Covered Lives (and, if applicable, Contingent Lives and Beneficiaries) (such as information concerning addresses, bank accounts, income tax withholding, designation of Beneficiaries and Qualified Domestic Relations Orders), Prudential shall make Annuity Payments arising after such date directly to such Covered Lives (and, if applicable Contingent Lives and Beneficiaries) pursuant to Provision III. Notwithstanding any other terms of this Contract (including Section 3.3), no Annuity Payments or other payments will be made directly by Prudential to a Covered Life, Contingent Life or Beneficiary at any time prior to consummation of a Buy-Out Conversion pursuant to Section 1.10.

1.9    Persons Entitled to Enforce this Contract

Prudential, Employer and Contract-Holder agree that prior to consummation of a Buy-Out Conversion, no Covered Life, Contingent Life or Beneficiary has any right whatsoever to enforce any term of this Contract against Prudential or any other party and that no Covered Life, Contingent Life, or Beneficiary is an intended third party beneficiary of or shall otherwise benefit from any term of this Contract. Prior to the consummation of a Buy-Out Conversion, the parties agree that only Prudential, Employer, the Plan and Contract-Holder have any rights or obligations hereunder and that none of Prudential,
Contract-Holder, the Employer or the Plan have any obligations hereunder to any Covered Life, Contingent Life, or Beneficiary.

After consummation of a Buy-Out Conversion:

(a)    Covered Lives and Contingent Lives. Any Covered Life or Contingent Life shall have the right to enforce his or her right to receive Annuity Payments under this Contract against Prudential in the capacity of an intended third party beneficiary thereof. The rights of a Covered Life or Contingent Life are not diminished if Contract-Holder ceases to exist and no successor is appointed.

(b)    Contract-Holder and the Plan. Contract-Holder shall have the right to enforce any provision of this Contract against Prudential. Neither Contract-Holder nor the Plan shall have any obligation to any Covered Life or Contingent Life with respect to the Annuity Payments under this Contract.

(c)    Prudential. Prudential shall have the right to enforce any provision of this Contract against Contract-Holder.

1.10    Buy-Out Conversion

Subject to the terms of this Section 1.10, and if the Plan is amended to provide for immediate distribution of benefits in the form of an annuity directly to Covered Lives (and, if applicable, Contingent Lives and Beneficiaries) (a “Buy-Out Plan Amendment”), the Contract-Holder has the option to initiate a process by which each Covered Life (and, if applicable, Contingent Life) will have the right to enforce against Prudential his or her right to receive Annuity Payments determined pursuant to Provision III (the consummation of such process being a “Buy-Out Conversion”).

On any Business Day prior to receipt by Prudential of a Surrender Notice given pursuant to Section 1.11, the Contract-Holder has the right to deliver an irrevocable written notice (a “Buy-Out Conversion Notice”) to Prudential instructing it to initiate a Buy-Out Conversion. The Buy-Out Conversion Notice shall include a representation from the Contract-Holder and the Employer to Prudential, made as of the date thereof, and as of the date of the Buy-Out Conversion, that (a) the Plan is maintained under and is subject to ERISA, (b) to the Contract-Holder’s and the Employer’s knowledge (after making appropriate inquiry), the Plan is in compliance with ERISA and the Code in all material respects and (c) to the Contract-Holder’s and the Employer’s knowledge (after making appropriate inquiry), no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). Such Buy-Out Conversion will be a complete conversion of all then remaining Covered Lives and, if applicable, Contingent Lives and Beneficiaries. Upon delivery of a Buy-Out Conversion Notice, this Contract may no longer be surrendered in accordance with Section 1.11.

Prudential will initiate a Buy-Out Conversion if prior to receipt by Prudential of a Surrender Notice pursuant to Section 1.11, (i) the Plan is terminated, (ii) the Plan is the subject of a judicial decree ordering the termination of the Plan in a proceeding instituted by the Pension Benefit Guaranty Corporation or (iii) the Contract-Holder notifies Prudential that it will cease to exist or cease to perform the duties of the Contract-Holder hereunder and no successor is appointed by the Employer, as Plan sponsor, with such Buy-Out Conversion to be effective as of the later of (x) the date on which the Contract-Holder ceases to exist or perform the obligations of the Contract-Holder under this Contract and (y) the satisfaction of each of the Conversion Conditions. If any of the events described in the immediately preceding sentence occurs, the Contract-Holder shall inform Prudential in writing.

The consummation of a Buy-Out Conversion is conditioned upon (1) enactment of a Buy-Out Plan Amendment and (2) receipt (i) of all necessary or appropriate third-party consents and approvals, including regulatory approvals, in connection with the Buy-Out Conversion, (ii) of the information concerning Covered Lives, Contingent Lives and Beneficiaries, as specified in Section 1.8 and (iii) of payment from the Contract-Holder of any applicable premium taxes. Following receipt of a valid and irrevocable Buy-Out Conversion Notice and satisfaction of each of the conditions set forth in the preceding sentence (the “Conversion Conditions”), Prudential will initiate a Buy-Out Conversion, the consummation of which shall occur by the [***] day following the later of (i) the date of the Contract- Holder’s Buy-Out Conversion Notice to Prudential and (ii) the date on which each of the Conversion Conditions has been satisfied, unless otherwise mutually agreed upon by the parties. Upon consummation of a Buy-Out Conversion following receipt of such consents, approvals and information and in accordance with the timing described in this Section 1.10, each Covered Life (and, if applicable, Contingent Life) shall have the rights described in Section 1.9(a). Prudential shall notify Contract- Holder of such consummation. The Commingled Account will support this Contract after consummation of a Buy-Out Conversion.

After consummation of a Buy-Out Conversion, Prudential will deliver group annuity certificates as described in Section 3.17. After the consummation of a Buy-Out Conversion and after receipt of information reasonably required by Prudential to enable it to make Annuity Payments directly to Covered Lives (and, if applicable, Contingent Lives and Beneficiaries) (such as information concerning addresses, bank accounts, income tax withholding, designation of Beneficiaries and Qualified Domestic Relations Orders), Prudential shall make Annuity Payments after such date directly to such Covered Lives (and, if applicable, Contingent Lives and Beneficiaries) pursuant to Provision III.

No Buy-Out Conversion hereunder shall be considered an amendment to this Contract nor shall the Annuity Exhibits be amended in connection therewith.

1.11    Termination of Contract; Surrender of Contract by Contract-Holder

If the Contract-Holder does not elect to surrender this Contract in accordance with this Section 1.11, this Contract will terminate on the date when no further amounts are payable by either party hereunder.

Prior to delivery of a Buy-Out Conversion Notice, the Contract-Holder may surrender this Contract by giving written notice (a “Surrender Notice”) to Prudential. The Surrender Notice will be deemed complete upon, and surrender of this Contract is conditioned upon, the provision by the Contract-Holder to Prudential of (1) evidence reasonably satisfactory to Prudential that (i) the Employer, as sponsor of the Plan has decided to distribute the entire interest under the Plan of each Covered Life (and, if applicable, each Contingent Life and Beneficiary) in the form of an irrevocable commitment from a group of one or more insurers and (ii) a fiduciary of the Plan has determined that (a) there has been a material adverse change in or directly affecting Prudential between the Effective Date and the date of such determination that would cause a Buy-Out Conversion of the Contract to fail to satisfy the ERISA Requirements and (b) as a result of the occurrence and continuing impact of such material adverse change, such fiduciary has identified a group of one or more insurers, which does not include Prudential, from which the Plan will purchase irrevocable commitments with respect to the interest under the Plan of each Covered Life (and, if applicable, each Contingent Life and Beneficiary), provided that the fiduciary has the authority to cause the Plan to make such purchase and (2) a copy of a written notice by the plan administrator of the Plan to each Covered Life (and, if applicable, each Contingent Life and Beneficiary) notifying recipients that the plan administrator intends to terminate the Plan or, alternatively, to distribute to recipients their entire interest under the Plan and, in either case, identifying the insurer or group of insurers from which the Plan intends to purchase irrevocable commitments.

Each of Prudential, the Contract-Holder and the Employer acknowledge and agree that the payment by Prudential of the Surrender Value (as defined below) following a surrender of the Contract in accordance with this Section 1.11, is intended to represent a fixed contractual obligation of Prudential under which the amounts payable to the Contract-Holder are not affected in any manner by the investment performance of the Separate Account for purposes of 29 C.F.R. §2510.3-101(h)(3).

[***]

Upon the payment of the Surrender Value, this Contract shall terminate and all rights and obligations of the parties hereunder, including for the avoidance of doubt those of any third party beneficiaries, shall terminate; provided, however, that (i) no such termination shall relieve any party from liability for damages arising out of any breach of this Contract, which occurred prior to the termination of this Contract, and (ii) Section 1.1 (Definitions), 2.3(c) (Annual Attestation), Section 2.3(d) (Compliance with Laws and Regulations), Section 2.3(e) (Review of Records), Section 2.4 (Over-reimbursements and Under-reimbursements by Prudential), Section 3.13 (Misstatements), and Provision IV will survive any such termination indefinitely. For the avoidance of doubt, upon the termination of this Contract pursuant to this Section 1.11 none of the Contract-Holder, any Covered Life, any Contingent Life or any other individual or entity will have any right to receive any Aggregate Monthly Payments or Annuity Payments thereafter or any amounts remaining in the Separate Account except for any amounts that may accrue to them by operation of the proviso in the preceding sentence.

[***]

The following additional definitions apply to this Section.

“Designated Mortality Table” means [    ].

“ERISA Requirements” means all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.

[***]

Provision II    Payment of Annuity Payments to Contract-Holder Prior to Buy-Out Conversion

2.1    General

With respect to Annuity Payments arising prior to the consummation of a Buy-Out Conversion, Prudential shall discharge its obligation to make such Annuity Payments by making payments to the Contract-Holder as provided in this Provision II. For the avoidance of doubt, Annuity Payments to be made after the consummation of a Buy-Out Conversion are governed by Provision III.

Prudential’s obligation to pay each of the Aggregate Monthly Payments as set forth in this Contract is subject to the condition precedent that the Contract-Holder has performed all of its then outstanding obligations and satisfied all of its then outstanding requirements under the applicable laws and regulations, all as specified in this Contract.

Prudential’s obligation to pay each of the Aggregate Monthly Payments as set forth in this Contract is subject to the receipt of the relevant information listed in Section 2.3.

2.2    Monthly Payment Process

On the first Business Day of each calendar month which is prior to the consummation of a Buy-Out Conversion and during which an Annuity Payment is due under this Contract, Prudential shall pay to the Contract-Holder an amount equal to the Aggregate Monthly Payment due with respect to such month, calculated using the Annuity Exhibits, as such information is updated on Prudential’s records pursuant to this Contract.

2.3    Records Reconciliation Process; Adherence to Code and ERISA

(a)    Records and Data. The Contract-Holder will maintain sufficient records and data to establish that the Annuity Payments being made by Prudential are owed pursuant to this Contract.
(b)    Information Exchange. At least five (5) Business Days prior to the close of each calendar month, Contract-Holder will provide to Prudential, in an electronic format acceptable to Prudential:
(i)    (A) the amount of the Aggregate Monthly Payment to be paid by Prudential for the upcoming calendar month for any Covered Life, Contingent Life, or Beneficiary; and
(B) a listing of Annuity Payments due to each Covered Life, Contingent Life, or Beneficiary for the upcoming calendar month and the applicable Covered Life, Contingent Life or Beneficiary to whom such Annuity Payment is due; and
(ii)    a listing of the following changes in the status of any Covered Life, Contingent Life or Beneficiary (the “Change in Status Report”) occurring since the immediately preceding Change in Status Report (or a statement in writing that no change has occurred since the last such report):
(A)    Death of a Covered Life actually reported to the Plan or its administrator;
(B)    Death of a Contingent Life or Beneficiary actually reported to the Plan or its administrator;
(C)    Annuity Payments previously due to a Covered Life, Contingent Life, or Beneficiary and not yet paid by Prudential;
(D)    Payments previously made by Prudential in respect of a Covered Life, Contingent Life, or Beneficiary that were not owed as Annuity Payments;

(E)    Adjustment of Annuity Payments in respect of a Covered Life due to a Qualified Domestic Relations Order;
(F)    Commencement of Annuity Payments in respect of a Deferred Covered Life. The Contract-Holder will provide information to enable Prudential to verify the monthly amount of Annuity Payments in respect of each Deferred Covered Life based on the Annuity Commencement Date and Annuity Form elected in respect of such Deferred Covered Life.
together with such additional information reasonably requested by Prudential within seven (7) Business Days after receipt of the prior Change in Status Report.
(c)    Annual Attestation. Within ninety (90) Business Days after the close of each calendar year, an authorized officer of Contract-Holder will attest that to the best of such officer’s knowledge:
(i)    The amount paid by Prudential during the prior calendar year equals the amount of Annuity Payments owed by Prudential for such period under this Contract;
(ii)    All current information concerning each Covered Life, Contingent Life and Beneficiary, including any change in status (e.g. deaths), was reported to Prudential on a timely basis during the calendar year;
(iii)    The Contract-Holder’s records are in agreement with Prudential’s records provided to the Contract-Holder as specified below;
(iv)    The Contract-Holder continues to administer the Plan in substantial compliance with the requirements of the Code and ERISA applicable to plan participants in an employee benefit plan.
Prudential will send its payment records of the Covered Lives, Contingent Lives, and Beneficiaries, and the Annuity Payment amounts, to the Contract-Holder within 30 days after the end of the calendar year.
(d)    Compliance with Laws and Regulations. The Contract-Holder will satisfy all of the requirements of applicable laws and regulations (including but not limited to the Code and ERISA) with respect to the Plan’s payments to Covered Lives, Contingent Lives, and Beneficiaries. These requirements include, but are not limited to, the following: processing state inheritance tax waivers or notifications, as necessary; filing and issuing appropriate tax information forms; qualifying domestic relations orders; and withholding, reporting and transmitting federal, state and local income taxes, and paying any interest due by the Plan to Covered Lives, Contingent Lives, or Beneficiaries as a result of late payment. Prudential disclaims any responsibility for the Plan’s compliance with the Code, ERISA or any applicable law or regulation.
(e)    Review of Records. Upon reasonable advance notice, Prudential or its auditors or other consultants shall be permitted to periodically review and verify the records maintained by the Plan in connection with Covered Lives, Contingent Lives, and Beneficiaries.

2.4    Over-reimbursements and Under-reimbursements by Prudential

(a)    If Prudential determines at any time that the amount of any prior Aggregate Monthly Payment paid by it to the Contract-Holder exceeded the Aggregate Monthly Payment actually due under this Contract, the Contract-Holder shall pay such excess amount to Prudential, provided, however, that the Contract-Holder shall have no obligation to make such additional payment to the extent the overpayment:
(i)    is not the result of the Contract-Holder’s failure to fulfill its obligations under Section 2.3(b); and
(ii)    was caused by the inaccurate records kept by Prudential; and

(iii)    occurred in respect of a month prior to (x) the last month of a calendar year for which an annual attestation was completed in accordance with Section 2.3(c) and (y) the month two (2) years before such determination, whichever is later.
(iv)    If the Contract-Holder is obligated to pay such excess amount to Prudential, Prudential may subtract such excess amount from any future payment otherwise due to the Contract-Holder, provided that, on request of Prudential, the Contract-Holder shall pay all or part of such excess to the extent that there is no future payment otherwise due or such excess exceeds the future payment. Prudential will correct its records so that future calculations of the Aggregate Monthly Payment are accurate.
(b)    If Prudential determines at any time that the amount of any prior Aggregate Monthly Payment paid by it to the Contract-Holder was less than the Aggregate Monthly Payment actually due under this Contract for such month, Prudential shall pay such additional amount to Contract-Holder; provided, however, that Prudential shall have no obligation to make such additional payment to the extent the underpayment:
(i)    was caused by the inaccurate records kept by or on behalf of the Plan or Contract-
Holder/Employer, and
(ii)    occurred in respect of a month prior to the later of (x) the last month of a calendar year for which an annual attestation was completed in accordance with Section 2.3(c) and (y) the month two (2) years before such determination. Amounts owed by Prudential under this clause (b) shall be reduced by amounts owed to Prudential under clause (a) above. Prudential will correct its records so that future calculations of the Aggregate Monthly Payment are accurate.
(c)    The obligation of the parties under this Section 2.4 is not increased or reduced by the ability of the Contract-Holder, Plan or Employer, or any entity acting on behalf of such entity, to recoup any overpayment from the related Covered Life, Contingent Life, or Beneficiary, or by the amount of any interest or other costs incurred by the Contract-Holder, Plan, Employer or such other entity in connection with any under or overpayment to a Covered Life, Contingent Life, or Beneficiary.

2.5    Concerning Beneficiaries

A Covered Life may designate and re-designate a Beneficiary from time to time in such manner specified by the Contract-Holder/Employer and in accordance with the Plan, and the Contract-Holder or the Plan shall be responsible for maintaining such records. In connection with a Buy-Out Conversion, upon request from Prudential, the Contract-Holder will give Prudential a copy of such records.

2.6    Concerning Qualified Domestic Relations Orders

The Contract-Holder will be responsible for qualifying any domestic relations order (as defined in subsection 414(p) of the Code which would result in an adjustment to Annuity Payments otherwise payable in respect of a Covered Life and in respect of an alternate payee. Any such adjustment shall split the Annuity Payments between those payable in respect of the Covered Life and those payable in respect of an alternate payee. Otherwise, the Annuity Payment will continue to be payable as set forth in accordance with this Provision II before the Annuity Payment was adjusted. No adjustment to Annuity Payments otherwise payable in respect of a Covered Life or payments or in respect of an alternate payee that result in payment obligations based on the alternate payee’s lifetime will become payable, unless so approved by Prudential. Any such Annuity Payment adjustment will take effect when entered upon Prudential’s records.

In connection with the consummation of a Buy-Out Conversion, the Contract-Holder will cooperate with Prudential to provide any reasonably necessary or otherwise requested information in connection with any Qualified Domestic Relations Orders in effect with respect to Covered Lives subject to such Buy-Out Conversion. After consummation of any Buy-Out Conversion, Prudential will determine the qualification of any domestic relations order (as defined in Section 414(p) of the Code) in accordance with Section 3.15 for each applicable Covered Life.

Provision III    Payment Terms and Conditions for Forms of Annuities

3.1    Covered Lives, Contingent Lives, and Beneficiaries

The amount owed by Prudential under this Contract in respect of each Covered Life (and, if applicable, Contingent Life and Beneficiary) will be determined by Prudential in accordance with the terms of this Provision III.

Prudential will apply the terms of this Provision III using the information contained in the Annuity Exhibits with respect to such Covered Life, Contingent Life, and Beneficiary as such information is updated or corrected pursuant to this Contract. Capitalized terms used but not defined in Section 1.1 have the meanings assigned in this Provision III.

3.2    Definitions

The following definitions apply to Section 3.3.

“Annuity Forms” means in respect of a Covered Life, one of the types of annuities having such payment terms as are specified in Section 3.3.

3.3    Annuity Forms

(i)    “Life Annuity” means the following for each Covered Life identified in the Annuity Exhibits as receiving a distribution of a “Life” Annuity Form.

Prudential does not owe any payments to anyone under this Annuity Form if the Covered Life has died before the Annuity Commencement Date.

During the Covered Life’s lifetime, Prudential will make monthly payments to the Covered Life equal to the Covered Life Amount. Prudential owes the first monthly payment on the Annuity Commencement Date. Prudential will pay subsequent monthly payments on the first day of each month. Prudential’s last monthly payment to the Covered Life will be on the first day of the month in which the Covered Life dies.

(ii)    “Life with Period Certain Annuity” means the following for each Covered Life identified in the Annuity Exhibits as receiving a distribution of a “Life with Period Certain” Annuity Form.

During the Covered Life’s lifetime, Prudential will make monthly payments to the Covered Life equal to the Covered Life Amount. Prudential owes the first monthly payment on the Annuity Commencement Date. Prudential will pay subsequent monthly payments on the first day of each month. Prudential’s last monthly payment to the Covered Life will be on the first day of the month in which the Covered Life dies.

After the Covered Life dies, Prudential will compare the number of monthly payments Prudential made in respect of the Covered Life on and after the Annuity Commencement Date to the Guaranteed Number of Payments. If the number of monthly payments is less than such guaranteed number, Prudential will pay the Covered Life Amount each month to the designated Beneficiary. These payments will stop when the total number of payments to the Covered Life, plus the number of payments to the Beneficiary, equals the Guaranteed Number of Payments.

(iii)    “Joint and Survivor Life Annuity” means the following for each Covered Life identified in the Annuity Exhibits as receiving a distribution of a “Joint and Survivor Life” Annuity Form.

During the Covered Life’s lifetime, Prudential will make monthly payments to the Covered Life equal to the Covered Life Amount. Prudential owes the first monthly payment on the Annuity Commencement Date. Prudential will pay subsequent monthly payments on the first day of each month. Prudential’s last monthly payment to the Covered Life will be on the first day of the month in which the Covered Life dies.

After the Covered Life dies, Prudential may owe additional monthly payments. Prudential will owe additional monthly payments if the Contingent Life is alive when the Covered Life dies. Prudential will pay the first payment on the first day of the month following the Covered Life’s death. Prudential will pay subsequent monthly payments on the first day of each month.
Prudential will pay the last payment on the first day of the month in which such Contingent Life dies. The amount of the payments will equal the Contingent Life Amount.

(iv)    “Joint and Survivor Life with Period Certain Annuity” means the following for each Covered Life identified in the Annuity Exhibits as receiving a distribution of a “Joint and Survivor Life with Period Certain” Annuity Form.

During the Covered Life’s lifetime, Prudential will make monthly payments to the Covered Life equal to the Covered Life Amount. Prudential owes the first monthly payment on the Annuity Commencement Date. Prudential will pay subsequent monthly payments on the first day of each month. Prudential’s last monthly payment to the Covered Life will be on the first day of the month in which the Covered Life dies.

After the Covered Life dies, Prudential may owe additional monthly payments. Prudential will owe additional monthly payments if the Contingent Life is alive when the Covered Life dies. Prudential will pay the first payment on the first day of the month following the Covered Life’s death. Prudential will pay subsequent monthly payments on the first day of each month.
Prudential will pay the last payment to the Contingent Life on the first day of the month in which such Contingent Life dies. The amount of the payments will equal the Covered Life Amount until the total number of monthly payments made to both the Covered Life and the Contingent Life is equal to the Guaranteed Number of Payments. Thereafter monthly payments to the Contingent Life will be equal to the Contingent Life Amount.

After the death of the second to die of the Covered Life and the Contingent Life, Prudential will compare the number of monthly payments Prudential made in respect of the Covered Life and the Contingent Life on and after the Annuity Commencement Date to the Guaranteed Number of Payments. If the number of monthly payments is less than such guaranteed number, Prudential will pay the Covered Life Amount each month to the designated Beneficiary. These payments will stop when the total number of payments to the Covered Life, plus the number of payments to the Contingent Life and the designated Beneficiary, equals the Guaranteed Number of Payments.

(v)    “Period Certain Annuity” means the following for each Covered Life identified in the Annuity Exhibits as receiving a distribution of a “Period Certain” Annuity Form.

Prudential will make monthly payments to the Covered Life equal to the Covered Life Amount. Prudential owes the first monthly payment on the Annuity Commencement Date. Prudential will pay subsequent monthly payments on the first day of each month. The total number of monthly payments will equal the Guaranteed Number of Payments. Once such Guaranteed Number of Payments has been paid, no further payments are due.

After the Covered Life dies, Prudential will compare the number of monthly payments Prudential made in respect of the Covered Life on and after the Annuity Commencement Date to the Guaranteed Number of Payments. If the number of monthly payments is less than such guaranteed number, Prudential will pay the “present value” (as such term is defined in Section 3.14) of the remaining guaranteed payments to the Covered Life’s estate.

(vi)    “Temporary Annuity” means the following for each Covered Life identified in the Annuity Exhibits as receiving a distribution of a “Temporary” Annuity Form.

Prudential does not owe any payments to anyone under this Annuity Form if the Covered Life has died before the Annuity Commencement Date.

During the Covered Life’s lifetime, Prudential will make monthly payments to the Covered Life equal to the Covered Life Amount. Prudential owes the first monthly payment on the Annuity Commencement Date, if the Covered Life is living. Prudential will pay subsequent monthly payments on the first day of each month. Payments will end with the monthly payment payable on the earlier of the Temporary Annuity Expiry Date and the first day of the month in which the Covered Life dies.

3.4    Annuity Change Procedure/Conditions

Prior to consummation of a Buy-Out conversion, any change in Annuity Form or Annuity Commencement Date made by a Deferred Covered Life will be administered by the Contract-Holder in accordance with the Code and ERISA, Provision II and this Provision III. After such change is made, the Contract-Holder shall inform Prudential, as set forth in Section 2.3, and such change will be governed by this Provision III and will be entered upon Prudential’s records and thereafter will have the same force and effect as if included in the Annuity Exhibits on the Effective Date.

After consummation of a Buy-Out Conversion, each Deferred Covered Life, if alive on the Annuity Commencement Date, is entitled to receive Annuity Payments in the Annuity Form and Covered Life Amount shown on the Annuity Exhibits, subject to the terms of Provision III. A Deferred Covered Life may elect a change in Annuity Form or Annuity Commencement Date by submitting a signed request in a method acceptable to Prudential containing all the information Prudential deems necessary for the change. For changes other than a change made due to a later Annuity Commencement Date, such requests must be received at Prudential’s Office at least 30 days before the applicable Annuity Commencement Date. Any such change will be governed by this Provision III and will take effect when entered upon Prudential's records and thereafter will have the same force and effect as if included in the Annuity Exhibits on the Effective Date.

The disclosure and spousal consent requirements of Section 417 of the Code in effect from time to time will apply to a change in Annuity Form. Any change in Annuity Form will apply to payments payable on and after the Annuity Commencement Date.

3.5    Change in Annuity Form

A Deferred Covered Life who has a Spouse on his or her Annuity Commencement Date will, unless he or she specifically elects otherwise in accordance with Section 3.4, have the Annuity Form specified on the Annuity Exhibits changed to a 50% Joint and Survivor Life Annuity beginning on the Deferred Covered Life’s Annuity Commencement Date. The amount of the Deferred Covered Life’s Annuity Payment after the change will be equal to the amount of Annuity Payment otherwise payable multiplied by the appropriate conversion factor determined from the Tables of this Contract. Prudential will make the first monthly payment to Deferred Covered Life on the Annuity Commencement Date. Prudential will pay subsequent payments to the Deferred Covered Life on the first day of each month. Prudential’s last payment to the Deferred Covered Life will be on the first day of the month in which the Deferred Covered Life dies.

After the death of the Deferred Covered Life, Prudential will make additional monthly payments to the Spouse if the Spouse is alive when the Deferred Covered Life dies. Prudential will make the first monthly payment to the Spouse on the first day of the month following the month in which the Deferred Covered Life dies. Prudential will pay subsequent payments to the Spouse on the first day of each month. Prudential’s last payment to the Spouse will be on the first day of the month in which such Spouse dies. The amount of Annuity Payment payable to the Spouse after the Deferred Covered Life’s death will be equal to the amount of the Annuity Payment payable to the Deferred Covered Life’s multiplied by 50%.

Subject to the terms of Section 3.4, a Deferred Covered Life may, before his or her Annuity Commencement Date, change Annuity Form specified on the Annuity Exhibits to either (i) a Life with Period Certain Annuity with Guaranteed Number of Payments equal to 60, 120, 180 or 240 or (ii) a Joint and Survivor Life Annuity with a continuation percentage to the designated Contingent Life equal to 50%, 75%, or 100%. The changed Annuity Form will apply to payments payable on and after the Deferred Covered Life’s Annuity Commencement Date.

The amount of the Deferred Covered Life’s Annuity Payment after the change of Annuity Form will be equal to the amount of Annuity Payment otherwise payable multiplied by the appropriate conversion factor determined from the Tables of this Contract. The amount of Annuity Payment payable to the Contingent Life after the Deferred Covered Life’s death will be equal to the amount of the Annuity Payment payable to the Deferred Covered Life multiplied by the applicable continuation percentage.
The payment terms for these Annuity Forms are described in Section 3.3; provided that the Contingent Life will be the person designated by the Deferred Covered Life and the Contingent Life Amount will be equal to the amount payable to the designated Contingent Life as determined in accordance with this Section.

3.6    Lump Sum Payment Option

Subject to the terms of Section 3.4, a Deferred Covered Life may elect to receive a lump sum payment in lieu of and in full settlement for the Annuity Payments which would otherwise be payable under this Contract. The lump sum payment will be paid on the Deferred Covered Life’s Annuity Commencement Date provided that Prudential has received the Deferred Covered Life’s lump sum election. The amount of the lump sum payment will be determined using the Applicable Interest Rate and Applicable Mortality Table. The disclosure and spousal consent requirements of Section 417 of the Code in effect from time to time will apply to a lump sum payment.

3.7    Earlier Annuity Commencement Date

Subject to the terms of Section 3.4, a Deferred Covered Life may change his or her Annuity Commencement Date to an earlier date. In order to elect an earlier Annuity Commencement Date, the Deferred Covered Life must have incurred a Separation From Service, attained age 55, and completed 10 or more Years of Service. The amount of the Annuity Payment payable on the earlier Annuity Commencement Date will be equal to the Covered Life Amount multiplied by the appropriate conversion factor determined from the Tables of this Contract.

3.8    Later Annuity Commencement Date

A Deferred Covered Life who continues in employment with the Employer beyond his or her unchanged Annuity Commencement Date cannot receive Annuity Payments on his or her unchanged Annuity Commencement Date. Instead, such Deferred Covered Life will receive Annuity Payments when his or her Annuity Commencement Date is changed to a later date. Subject to the last sentence of this paragraph, the later Annuity Commencement Date will be the earlier of (a) the first day of any month following a request from the Deferred Covered Life to commence Annuity Payments, subject to a valid election pursuant to Section 3.4 and provided he or she incurred a Separation From Service prior to the requested later Annuity Commencement Date and (b) the Required Beginning Date. The amount of the Annuity Payment payable on the later Annuity Commencement Date will equal the Covered Life Amount multiplied by the appropriate conversion factor determined from the Tables of this Contract.
Such Deferred Covered Life will not receive any Annuity Payments during the period beginning on the unchanged Annuity Commencement Date and ending on the day prior to the later Annuity Commencement Date. In the event such Deferred Covered Life dies prior to the determination of a later Annuity Commencement Date, his or her Annuity Payments will be cancelled and nothing will be payable in respect of such Deferred Covered Life under this Contract unless a Pre-Retirement Survivor Annuity described in Section 3.9 applies.

If there is a delay in commencing the Deferred Covered Life’s payments on his or her Required Beginning Date, Prudential will owe Annuity Payments retroactive to his or her Required Beginning Date. The amount of the Deferred Covered Life’s Annuity Payment will be equal to the amount that would have been payable had payments actually commenced on the Required Beginning Date. The Deferred Covered Life will also receive a one-time make-up payment to reflect any missed Annuity Payments for the period from the Required Beginning Date to the date of the actual make-up payment, credited with interest from the intended payment dates until the date of such make-up payment using an annual interest rate of [ ]%.

If a Deferred Covered Life incurred a Separation From Service before his or her unchanged Annuity Commencement Date and has not elected an earlier Annuity Commencement Date, Prudential will owe Annuity Payments beginning on his or her unchanged Annuity Commencement Date. Such Deferred Covered Life may not elect a later Annuity Commencement Date. If there is a delay in commencing the Deferred Covered Life’s payments on his or her unchanged Annuity Commencement Date, Prudential will owe Annuity Payments retroactive to his or her unchanged Annuity Commencement Date. The amount of the Deferred Covered Life’s Annuity Payment will be equal to the Covered Life Amount that would have been payable had payments actually commenced on the unchanged Annuity Commencement Date. The Deferred Covered Life will also receive a one-time make-up payment to reflect any missed Annuity Payments for the period from the unchanged Annuity Commencement Date to the date of the actual make-up payment, credited with interest from the intended payment dates until the date of such make-up payment using an annual interest rate of [ ]%.

3.9    Pre-Retirement Survivor Annuity

If a Deferred Covered Life dies before his or her Annuity Commencement Date and has a surviving Spouse on the Deferred Covered Life’s death, an Annuity Payment will be owed to the Spouse for the remainder of his or her lifetime.

Prudential will make Annuity Payments to the surviving Spouse starting on the first day of the month on or next following the later of (i) the date the Deferred Covered Life would have become eligible for an earlier Annuity Commencement Date as set forth in Section 3.7 and (ii) the date of the Deferred Covered Life’s death. The Spouse may request to defer payment to a later date but not later than the Deferred Covered Life’s unchanged Annuity Commencement Date as shown on the Annuity Exhibits. Prudential’s last payment to the Spouse will be on the first day of the month in which the Spouse dies.

The amount owed to such Spouse will equal the amount the Spouse would have received assuming the 50% Joint and Survivor Life Annuity was in effect and payments commenced on the date specified in the previous paragraph.

If the present value of Annuity Payments payable to such Spouse is $5,000.00 or less, Prudential may make a lump sum payment in lieu of and in full settlement of the Annuity Payments due. The amount of the lump sum payment will be determined using the Applicable Interest Rate and Applicable Mortality Table.

3.10    Small Annuity Payments to Covered Lives

A lump sum payment, in lieu of, and in full settlement for, the Annuity Payments which would otherwise be payable to, or on behalf of, a Deferred Covered Life will be paid if the present value of the Annuity Payments is $5,000 or less.

During the period prior to the consummation of a Buy-Out Conversion and upon receiving notification from the Contract-Holder that a small annuity lump sum payment is payable, Prudential shall include the amount of such lump sum payment in a subsequent Aggregate Monthly Payment payable to the Contract- Holder.

After consummation of a Buy-Out Conversion, Prudential will make a small annuity lump sum payment that is due and payable directly to the Deferred Covered Life. The lump sum payment will be payable at any time administratively practical after the Deferred Covered Life incurs a Separation From Service.
The amount of the lump sum payment will be determined using the Applicable Interest Rate and Applicable Mortality Table.

3.11    No Assignment by Covered Lives and Contingent Lives

Neither a Covered Life or Contingent Life nor such person’s Representative may (a) assign, pledge, transfer or otherwise alienate his or her rights under the Contract or their respective Annuity Form or an annuity certificate, or (b) enter into a transaction in which one or more Annuity Payments are anticipated or accelerated. Any attempt to do so shall be null and void at the outset, without any effect whatsoever. Also, to the maximum extent permitted by law, including but not limited to the relevant provisions of the Code, no Annuity Payment is subject to the claims of creditors. For the avoidance of doubt, compliance with the terms of a Qualified Domestic Relations Orders will not be considered to be an impermissible alienation under the Contract.

3.12    Proof of Continued Existence for Life Annuities; Escheatment

As a condition to making any Annuity Payment arising from an Annuity Form dependent upon the continued existence of a Covered Life or Contingent Life, Prudential may require the receipt of evidence satisfactory to it that the Covered Life and/or the Contingent Life is alive and no such payment is owed under this Contract unless and until Prudential receives such evidence.

After consummation of a Buy-Out Conversion, if a Covered Life (or Contingent Life) in respect of whom remaining guaranteed payments are payable at the time of his or her death, dies without validly designating a Beneficiary, or if the Beneficiary is no longer living, Prudential may pay the “present value” (as such term is defined in Section 3.14) thereof in full settlement of its liability for such payments. Such present value may be paid to the estate of the Covered Life (or, Contingent Life, if applicable). After the period of time prescribed by applicable state law, any payments under a Period Certain Annuity or lump sum benefit that have been withheld under the terms of this Section 3.12 may be considered abandoned or escheatable property. In such case, Prudential will follow the laws applicable to the disposition of any remaining period certain payments or remaining lump sum benefit payable. Any payments made to the state under such circumstances will relieve Prudential of all further obligations under this Contract with respect to such Annuity Forms.

3.13    Misstatements

The parties shall endeavor to agree to an equitable adjustment of the Total Contribution Amount caused by misstatements of (A) the date of birth, date of death, or the sex of a Covered Life or (if applicable) of a Contingent Life, or any other fact relevant to determining the amount or duration of the Annuity Payments owed by Prudential under the specified Annuity Form or the determination of the Total Contribution Amount charged by Prudential in respect to such Annuity Form or (B) the monthly payment amount or Annuity Form specified in the Annuity Exhibits (when compared to such payment amounts or benefit forms owed by the Plan to its participants) (each, a “data misstatement”).

If, after such endeavors, equitable agreement is not reached between the Contract-Holder and Prudential with respect to such data misstatement, then with respect to misstatements described in (A) above Prudential will determine the portion of the Total Contribution Amount allocated to the Annuity Form for such Covered Life (and, if applicable, Contingent Life). The Annuity Payment owed by Prudential in respect of such Covered Life (and, if applicable, Contingent Life) will be increased or decreased to equal the amount that could have been purchased for such Covered Life (and, if applicable, Contingent Life) using the premium paid in respect of such Covered Life (and, if applicable, Contingent Life) assuming that the data misstatement had not occurred. Also, Prudential will not change the date of the first monthly payment. In making the preceding determinations and adjustments, Prudential in addition will use the following process:

(i)    If the corrected Annuity Payment owed by Prudential in respect of such Covered Life (and, if applicable, Contingent Life) is less than the Annuity Payment calculated using the data misstatement, then such Annuity Payment will be decreased to the amount calculated pursuant to this paragraph. Prudential may reduce future Annuity Payments further by amounts previously overpaid by Prudential.
(ii)    If the corrected Annuity Payment owed by Prudential in respect of such Covered Life (and, if applicable, Contingent Life) is more than the Annuity Payment calculated using the data misstatement, then such Annuity Payment will be increased to the amount calculated pursuant to this paragraph. Prudential will further pay the amount of the underpayments in one or more Annuity Payments owed by Prudential.

In addition to changing the amount of Annuity Payments, the adjustments made pursuant to this Section
3.13 may change other important terms of payment. For example, the Annuity Form for such Covered Life (or, if applicable, Contingent Life) may change, the percentage of the Annuity Payment owed by Prudential that is payable to the Contingent Life may change, and, whether there is any Contingent Life entitled to receive an Annuity Payment may change. All adjustments made pursuant to this Section 3.13 will be binding upon the Covered Life (and, if applicable, the Contingent Life). For the avoidance of doubt, the Annuity Exhibits will not be updated to reflect any actions taken by Prudential under this Section 3.13.

3.14    Concerning Designations

After the consummation of a Buy-Out Conversion, a Covered Life may designate a Contingent Life or Beneficiary and redesignate a Beneficiary from time to time in such manner specified by Prudential and in accordance with such related Annuity Form. Prudential will furnish an acknowledgment of the acceptance of any such designation or re-designation. Any spousal consent requirements of ERISA as applied to employee benefit plan participants in effect from time to time will apply to such designations. Such designations will not require the consent of any prior Contingent Life or Beneficiary, provided the change complies with the requirements of ERISA as applied to employee benefit plan participants in effect from time to time. If an Annuity Form involving a Contingent Life or Spouse has become effective, the Contingent Life or Spouse may, unless the Covered Life has directed otherwise, change the Beneficiary at any time after the death of the Covered Life to the estate of the Contingent Life or Spouse, without the consent of such Beneficiary.

If there is no designated Beneficiary shown in Prudential’s records when an Annuity Payment is payable to a Beneficiary under the terms of this Contract, payment will be made to the Covered Life’s Spouse, if living, otherwise to the estate of the last surviving recipient of the Annuity Payments or a Representative thereof. However, if no executor is named for the estate of the last surviving recipient of the Annuity Payments, Prudential may, at its option, pay such amount which would otherwise be payable to an estate as described in the preceding sentence to any one or jointly to any number of the following surviving relatives of the last surviving recipient of the Annuity Payments who appear to Prudential to be equitably entitled to payment because of expenses incurred in connection with the burial or last illness of such last surviving recipient of the Annuity Payments: children, parents, brothers, or sisters. Any payment described in this paragraph and made by Prudential will, to the extent of such payment, be a valid discharge of its obligation under this Contract.

The parties agree with each other that the acceptability of such designations and re-designations of Beneficiaries will meet the requirements of ERISA as applied to employee benefit plan participants in effect from time to time, and shall keep their records accordingly. Such designations shall be effective when they are accepted by Prudential and the applicable records are updated.

Prudential, in determining the existence, identity, ages, or any other facts relating to any relatives of any Covered Life (or Contingent Life) or any persons designated as Beneficiaries, either as a class or otherwise, may rely solely on any affidavit or other evidence deemed reasonably satisfactory by it. Any payment made by Prudential in reliance thereon will, to the extent of such payment, be a valid discharge of its obligation under this Contract.

Should any remaining Annuity Payments become payable to a Beneficiary under an Annuity Form that provides a Guaranteed Number of Payments, Prudential may pay the present value of such Annuity Payments to the Beneficiary if (i) the monthly amount of the payments payable to the Beneficiary is less than $[***] or (ii) the Beneficiary is other than a natural person receiving payments in his or her own right.

The present value will be in lieu of and in full settlement for the Annuity Payments which would otherwise be payable under this Contract. The “present value” of Annuity Payments, as of any date of determination, means the single sum equivalent to the present value of such payments using the Applicable Interest Rate.

3.15    Concerning Qualified Domestic Relations Orders

After the consummation of a Buy-Out Conversion, if an Annuity Payment is subject to a domestic relations order (as defined in subsection 414(p) of the Code), the Contract Holder will cooperate with Prudential to provide any reasonably necessary or otherwise requested information in connection with all Qualified Domestic Relations Orders in effect with respect to Covered Lives. For any domestic relations order not qualified prior to the consummation of a Buy-Out Conversion, no adjustments or payments to a Covered Life or to an alternate payee pursuant to such order will become payable until (i) Prudential has so received any such domestic relations order, (ii) Prudential has received a copy of the domestic relations order after it has been qualified by the Contract-Holder/Employer or Prudential has so qualified the domestic relations order and (iii) Prudential has so approved the domestic relations order. Any such Annuity Payment adjustment will take effect when entered upon Prudential's records.

3.16    Payments to Representatives

Prudential may withhold Annuity Payments owed to any Covered Life or Contingent Life or Beneficiary if, in the judgment of Prudential, such person is incapable for any reason of personally receiving and giving a valid receipt for such payment. In such case, Prudential may discharge its obligation to any Covered Life or Contingent Life or Beneficiary by making payments to such person’s Representative. Prudential may pay to the Representative of a Covered Life or Contingent Life or Beneficiary amounts otherwise owed to such Covered Life or Contingent Life or Beneficiary if Prudential receives satisfactory evidence of such Representative’s authority. Any amount paid in accordance with this Section 3.16 will completely discharge the liability of Prudential for the amount paid.

3.17    Certificates

After consummation of a Buy-Out Conversion, upon receipt of applicable regulatory approvals, Prudential will issue each Covered Life (and, if receiving Annuity Payments on the date annuity certificates are issued, a Contingent Life) an annuity certificate. Each such certificate will set forth in substance the payments to which each Covered Life (and, if applicable, a Contingent Life) is entitled under this Contract. Also, Prudential may issue a substitute annuity certificate to correct errors contained in the previously issued certificate, whereupon the previously issued annuity certificate shall be null and void.

Each annuity certificate shall provide that only the Covered Life (and, if applicable, a Contingent Life) has the right to Annuity Payments under this Contract, and that such right to Annuity Payments is enforceable by the certificate-holder solely against Prudential and against no other person including the Plan, the Contract-Holder, or any affiliate thereof. Each certificate shall describe the consequences of any misstatements of age or other relevant fact, including Prudential’s rights and obligations relating to such misstatements.

The rights of Covered Lives and Contingent Lives under this Contract are not conditioned upon the issuance of annuity certificates, and any delay in issuing an annuity certificate to such Covered Life or Contingent Life does not delay the date on which the Covered Life or Contingent Life begins to have third-party beneficiary rights under this Contract.

Provision IV    General Terms

4.1    Communications

All communications to Prudential regarding this Contract shall be addressed to Prudential’s Office.

Communications to Contract-Holder and Employer will be addressed as shown in our records, as updated from time to time on Prudential’s records based on notice provided by the Contract-Holder or Employer to Prudential.

All communications to Contract-Holder, Employer or Prudential will be in writing.

4.2    Currency; Payments

All moneys, whether payable to or by Prudential, shall be in lawful money of the United States of America. Dollars and cents refer to lawful currency of the United States of America. Payments owed to Prudential or to Contract-Holder shall be made pursuant to agreed procedures and wire instructions.

4.3    Reliance on Records; Correction of Errors

Contract-Holder will furnish all information which Prudential may reasonably require for the administration of this Contract. If Contract-Holder/Employer cannot furnish any required item of information, Prudential may (but is not required to) ask, after consummation of a Buy-Out Conversion, the relevant Covered Life, Contingent Life or Beneficiary to provide such information. Prudential will not be obligated to make Annuity Payments in any way dependent upon such information unless and until it receives all information necessary to fulfill its obligation.

Prudential will maintain the records necessary for its administration of this Contract. Such records will be prepared using the information furnished to it pursuant to this Contract and will constitute prima facie evidence as to the truth of the information recorded thereon. However, Prudential reserves the right to correct its records to eliminate erroneous information furnished to it and to reflect information it gathers reasonably believed by it to be reliable. Prudential may assume the accuracy of Contract- Holder’s records in connection with Covered Lives, Contingent Lives and Beneficiaries. Any payment made by Prudential in reliance on such records shall be a valid discharge of its obligation under this Contract.

4.4    Contract-Holder; Successor

Prudential will be entitled to rely on any action taken or omitted by or on behalf of Contract-Holder pursuant to the terms of this Contract and shall not be required to obtain consents of any other person or organization with an interest in the Plan, except as provided in Section 1.9. With Prudential’s consent, Contract-Holder may authorize representatives of the Plan, Employer or others to act on its behalf under this Contract. Prudential is entitled to rely on Contract-Holder (or its representative) in connection with the administration of this Contract. Contract-Holder at any time may, with the consent of Prudential, appoint a successor Contract-Holder, provided that if the successor Contract-Holder is a trustee for the Plan, such consent shall not be unreasonably withheld. Any such successor Contract-Holder will have all the rights, duties, and obligations of Contract-Holder. If Contract-Holder notifies Prudential that it will cease to exist or cease to perform the duties of Contract-Holder hereunder and no successor Contract-Holder is appointed, the Contract-Holder will thereafter have no rights or obligations under this Contract but this Contract shall nevertheless remain in full force and effect until the date on which there ceases to be any further Annuity Payments payable in accordance with the terms of this Contract.

4.5    No Implied Waiver

Except as expressly provided herein, any party's failure to insist in any one or more instances upon strict performance by any other party of any of the terms of this Contract shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

4.6    Changes

(a)    Mutual Agreement. This Contract may be amended at any time by written agreement between Prudential, Employer and Contract-Holder.

(b)    Law or Regulation. Prudential may change this Contract as it deems necessary or appropriate to satisfy the requirements of any law enacted by (or of any regulation promulgated by) any legislative or governmental authority, body or agency.

(c)    Absence of Contract-Holder. If Contract-Holder notifies Prudential that it will cease to exist, or cease to perform the duties of Contract-Holder hereunder, and no successor to Contract-Holder is appointed, then this Contract can thereafter be changed at any time by Prudential in its discretion, but subject to the rights of each Covered Life, Contingent Life and Beneficiary to receive Annuity Payments (as provided in Section 1.9).

4.7    Entire Contract - Construction

This Contract, together with the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Contract and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Contract.

This Contract will be construed according to the laws of the jurisdiction set forth on the Cover Page without regard to the principles of conflicts of laws thereof except to the extent that those laws have been preempted by the laws of the United States of America.

4.8    Third Party Beneficiaries

Except as expressly set forth in Sections 1.9 and 1.10, this Contract does not and is not intended to confer any rights or remedies upon any person other than the Contract-Holder.

GA-XXXXXX

TABLES

The following Tables provide the conversion factors or actuarial basis that will be used to determine the factors under this Contract.

GA-XXXXXX

CASH AND TRANSFERRED ASSETS EXHIBIT As of MM DD, YYYY

[***]

GA-XXXXXX

ANNUITY EXHIBITS

The Annuity Exhibits list each Covered Life, Contingent Life or other person entitled to payments under this Contract plus information that applies to each such Covered Life, Contingent Life or other person. The Annuity Exhibits are attached to and made a part of this Contract in the form of the data file titled [“file name.xlsx”], provided by the Contract-Holder to Prudential by post to the [name of website] secure website on [MM DD YYYY].

Confidential - Subject to NDA

Schedule 2
to
Commitment Agreement

[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Confidential – Subject to NDA

Schedule 3
to
Commitment Agreement
[***]

[***]
1.    [***]
2.    [***]
a.    [***]
b.    [***]
c.    [***]
d.    [***]
3.    [***]
4.    [***]
5.    [***]
6.    [***]
7.    [***]
8.    [***]

Confidential – Subject to NDA

Schedule 4
to
Commitment Agreement
[***]

[***]	[***]	[***]	[***]	[***]	[***]

Confidential – Subject to NDA
Schedule 5
to
Commitment Agreement

INVESTMENT MANAGERS AND INVESTMENT ADVISERS

1.    Jennison Associates LLC
Doing Business As:
•Jennison
•Jennison Associates
2.    QMA LLC
Doing Business As:
•QMA
Formerly Known As:
•Quantitative Management Associates LLC
3.    PGIM, Inc.
Doing Business As:
•PGIM Investments
•Prudential Capital Group
•PGIM Fixed Income
•PGIM
•Prudential Financial, Inc.
•Prudential Real Estate Fixed Income Investors
•PRICOA Capital Group
•Prudential Capital Partners
•PRICOA Capital Partners
•PGIM Institutional Advisory & Solutions
•PGIM Real Estate
•PGIM Private Capital
•Pramerica Capital Energy Partners
•PGIM Global Partners
4.    The Prudential Insurance Company of America
Doing Business As:
•Prudential Financial, Inc.
5.    Prudential Trust Company
6.    Prudential Retirement Insurance and Annuity Company
7.    PGIM Limited
Doing Business As:
•PGIM Fixed Income
•PGIM Real Estate
•PGIM Real Estate Finance

Confidential - Subject to NDA
8.    PGIM Real Estate (UK) Limited
Formerly Known As:
•PGIM Fund Management Limited
Doing Business As:
•PGIM Real Estate
9.    Global Portfolio Strategies, Inc.
10.    PGIM Investments LLC
Formerly Known As:
•Prudential Investments LLC
11.    PGIM Private Placement Investors, L.P.
Formerly Known As:
•Prudential Private Placement Investors, L.P.
12.    AST Investment Services, Inc.
13.    Prudential International Investment Advisers, LLC
Doing Business As:
•PGIM Global Partners
14.    Pruco Securities LLC
Doing Business As:
•Prudential Financial Planning Services
15.    PGIM Real Estate Finance, LLC
Doing Business As:
•PGIM Real Estate Finance
•Prudential Agricultural Investments
Formerly Known As:
•PRICOA Mortgage Capital Company
•Prudential Mortgage Capital Company
16.    PGIM Real Estate Luxembourg S.A.
17.    QMA Wadhwani LLP
Formerly Known As:
•Wadhwani Asset Management LLP
18.    Prudential Customer Solutions LLC

Confidential - Subject to NDA

Schedule 6
to
Commitment Agreement

STATE INSURANCE GOVERNMENTAL AUTHORITIES

The Insurer will use commercially reasonable efforts to obtain approval of the annuity certificates from the applicable insurance regulatory authorities in the following jurisdictions, if approval is required:
1.    Arkansas
2.    Florida
3.    Idaho
4.    Iowa
5.    Louisiana
6.    Minnesota
7.    Mississippi
8.    Missouri
9.    Montana
10.    New Hampshire
11.    North Dakota
12.    Ohio
13.    Oklahoma
14.    Puerto Rico
15.    South Dakota
16.    Texas
17.    Utah (if more than 25% of the annuitants reside in UT)
18.    Vermont
19.    Washington
20.    West Virginia
21.    Wisconsin (if more than 25% of the annuitants reside in WI)

Confidential – Subject to NDA
Schedule 7
to
Commitment Agreement

ADMINISTRATION AND TRANSFER
This Schedule 7 sets forth the actions that the Company and the Insurer will take or cause to be taken at the times identified in the table below. All Delivery Dates after the first Delivery Date assume the prior delivery, to a party responsible for a subsequent deliverable, of relevant materials needed from other parties, on or prior to the required Delivery Dates set forth below, including cooperation of other parties in resolving any open issues.
Defined Terms

“Check Register” means an electronic file showing gross amounts, net amounts and deductions with respect to payments to each Payee. Dates shown for the Check Register can be changed if mutually agreed upon.

“Data Load File” means the file as extracted from the Insurer’s recordkeeping systems and reflected in a report provided to the Plan and the Company.

“Data Load File Sign-Off” means the written confirmation by the Plan that the Data Load File accurately reflects the data provided.

“Final Production Data File” means the complete production data file, as populated based on information from the recordkeeper’s internal system.
“Update File” means an itemized list of updates that should be made to the file that was last delivered.

Confidential – Subject to NDA

Deliverable	Delivery Date	Action by the Company/Plan	Action by the Insurer
Final Production Data File	March 30, 2022	Deliver Final Production Data File	Receive Final Production Data File
Update File	April 21, 2022	Deliver Update File	Receive Update File
Data Load File (related to Final Production Data File for Retirees)	April 28, 2022	Receive Data Load File	Deliver Data Load File
Data Load File (related to Final Production Data File for Deferreds)	May 5, 2022	Receive Data Load File	Deliver Data Load File
Data Load File Sign-Off (related to Final Production Data File for Retirees)	May 5, 2022	Approve Data Load File	Receive Data Load File Sign-Off
Update File	May 6, 2022	Deliver Update File	Receive Update File
Data Load File Sign-Off (related to Final Production Data File for Deferreds)	May 12, 2022	Approve Data Load File	Receive Data Load File Sign-Off
Reimbursement File (as of June 1, 2022) and Change in Status Report	May 19, 2022	Deliver Reimbursement File and Change in Status Report	Receive Reimbursement File and Change in Status Report
Aggregate Monthly Payment (for June 1, 2022)	May 26, 2022	Receive Payment	Pay the Aggregate Monthly Payment to Plan Administrator

Confidential – Subject to NDA

Schedule 8
to
Commitment Agreement

GAC TRUE-UP PREMIUMS

This Schedule provides a description of the methodologies and procedures by which the Insurer will calculate the GAC Issuance True-Up Premium and the Post-GAC Issuance True-Up Premium.

[***]
1

Confidential – Subject to NDA

Schedule 9
to
Commitment Agreement

ARBITRATION DISPUTE RESOLUTION

1.    Availability of Arbitration. Arbitration is available as a means of dispute resolution only to the extent the Commitment Agreement explicitly states that a party may commence arbitration in accordance with this Schedule. Absent such explicit authorization, arbitration is not available unless all necessary parties agree.
2.    Rules and Procedures. Where the Commitment Agreement explicitly states that arbitration is available as a means of dispute resolution for a dispute between the parties, such dispute shall be resolved by arbitration conducted by three arbitrators, and shall be administered by JAMS (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules, as such rules and procedures are in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties.
3.    Location. The seat of the arbitration shall be New York City, New York, at a mutually agreed upon location, or in the absence of agreement, at the New York City offices of JAMS.
4.    Arbitrators. There will be three arbitrators who will each have no less than ten (10) years of life insurance or life reinsurance industry experience in the subject business of this Commitment Agreement. The arbitrators shall not be under the control of any party, nor shall any member of the panel have a financial interest in the outcome of the dispute. The arbitrators will be selected in accordance with the applicable procedures set forth by JAMS, except as such procedures may be modified herein or by mutual agreement of the parties.
5.    Procedures. The submission of any briefs, responses or evidence in connection with the arbitration dispute shall be subject to the applicable rules of JAMS, except as they may be modified by mutual agreement of the parties. The parties shall maintain the confidential nature of the arbitration proceeding, any hearing and the ultimate award, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
6.    Pricing Assumptions. The Insurer shall not be obligated under any circumstance to disclose any pricing assumptions used to develop any Premium Amount or any GAC True-Up Premium pursuant to this Schedule 9.
7.    Damages. The arbitrators shall resolve any arbitration dispute within the range of difference between (a) any amounts or values as calculated or determined by the Insurer and (b) any amounts or values as calculated or determined by the Company.

1

Confidential – Subject to NDA

The arbitrators will have no authority to award any other damages other than as provided for herein.
8.    Judgment. Any arbitration award shall be final and binding on the parties; provided that either party may appeal an arbitration award that is arbitrary and capricious or clearly erroneous. The parties undertake to carry out any award without delay and waive their respective rights to any form of recourse based on grounds other than personal conflict of interest of any arbitrator that was undisclosed at the time of the arbitrator’s appointment. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties, as applicable, or their respective assets.
9.    Costs. The Company and the Insurer shall share the fees and disbursements of the arbitrators equally (i.e., on a 50%/50% basis). The parties shall each bear their own costs and expenses incurred in connection with prosecuting and/or defending any arbitration dispute.
10.    Amended Schedules. If applicable, the parties will promptly amend the Schedules hereto to reflect any arbitration decision.

2

Confidential – Subject to NDA

Schedule 10
to
Commitment Agreement

RBC RATIO CALCULATION

The Insurer’s normal-course RBC Ratio preparation is completed in a reasonable manner, using reasonable assumptions and in accordance with prevailing regulatory standards. [***]

Such projected RBC Ratios are completed in accordance with methodologies prescribed by the National Association of Insurance Commissioners (“NAIC”) for the calculation of company action level risk-based capital and total adjusted capital. The NAIC publishes detailed instructions annually for calculating year-end reported company action level risk-based capital ratios using company action level risk-based capital and total adjusted capital (NAIC Life Risk-Based Capital Report Including Overview and Instructions for Companies). The Insurer’s RBC Ratio utilizes the same formula as these instructions[***]. Such projections also incorporate NAIC changes to the extent the Insurer expects that these changes are expected to be adopted by the NAIC and effective for the forecasted period.
1